                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Charter Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [CHARTER COMMUNICATIONS LOGO]

                          CHARTER COMMUNICATIONS, INC.

                             2001 PROXY MATERIALS &
                             2000 FINANCIAL REPORT

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Letter to Shareholders......................................      1
Notice of Annual Meeting of Shareholders....................      2
Proxy Statement.............................................      3
  General Information About Voting and the Meeting..........      3
  Proposal No. 1: Election of Class A/Class B Director......      6
  Executive Compensation....................................      11
  Security Ownership of Certain Beneficial Owners and
     Management.............................................      15
  Certain Relationships and Related Transactions............      18
  Proposal Nos. 2 and 3: Ratification of the 1999 Option
     Plan and Approval of the 2001 Incentive Plan...........      27
  Accounting Matters........................................      36
  Other Matters.............................................      37
Audit Committee Charter.....................................  Appendix A
2000 Financial Report and Other Information.................  Appendix B

                         [CHARTER COMMUNICATIONS LOGO]

                                                                     May 1, 2001

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Charter Communications, Inc. ("the Company"), which will be held at the Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington on Wednesday, June 6, 2001 at 10:00 a.m. (Pacific Daylight Time).

     An admission ticket admitting you to the meeting is attached to the enclosed proxy form. Please detach and present it at the door when you arrive.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Certain financial and other important information about the Company can be found in Appendix B to the Proxy Statement.

     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope which is provided. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          /s/ JERALD L. KENT

                                          JERALD L. KENT
                                          President and Chief Executive Officer

                         [CHARTER COMMUNICATIONS LOGO]

                       12444 POWERSCOURT DRIVE, SUITE 100
                              ST. LOUIS, MO 63131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF
                          CHARTER COMMUNICATIONS, INC.
                            ------------------------
                      DATE:  Wednesday, June 6, 2001
                      TIME:  10:00 a.m. (Pacific Daylight Time)
                      PLACE: Meydenbauer Center
                             11100 NE 6th Street
                             Bellevue, Washington

MATTERS TO BE VOTED ON:

1. Election of directors.

      - One Class A/Class B director

      - Six Class B directors

2. Ratification of the Charter Communications 1999 Option Plan

3. Approval of the Charter Communications, Inc. 2001 Stock Incentive Plan

4. Any other matters properly brought before the shareholders at the meeting.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

May 1, 2001

                          CHARTER COMMUNICATIONS, INC.

                                PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the envelope provided. This proxy statement was first mailed to shareholders on or about May 1, 2001.

                GENERAL INFORMATION ABOUT VOTING AND THE MEETING

WHAT ARE YOU VOTING ON AT THE MEETING?

     As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, for the following:

     - election of one director to serve on the Board of Directors of the Company (the "Class A/Class B director");

     - the ratification of the Charter Communications 1999 Option Plan (the "1999 Option Plan"), a plan originally implemented in 1999 providing for the grant of equity options to employees, directors and consultants of the Company and its subsidiaries and affiliates; and

     - the adoption of the Charter Communications, Inc. 2001 Stock Incentive Plan (the "2001 Incentive Plan"), a plan adopted by the Board of Directors (subject to shareholder approval) that would provide for grants of options and other stock-based benefits and performance awards to current and prospective employees, non-employee directors and consultants of the Company and its subsidiaries and affiliates.

WHY ARE WE VOTING ON ONLY ONE DIRECTOR?

     There currently are a total of seven directors on the Board of Directors. The Company's Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B shares voting alone (the "Class B directors"), and that the Class A/Class B director will be elected by the holders of the Class A and Class B shares voting together.

WHO HAS BEEN NOMINATED FOR ELECTION AS A DIRECTOR AT THE ANNUAL MEETING?

     The Company's Board of Directors has nominated all seven current directors for re-election. As noted above, however, the holders of Class A shares will be voting for only one director. The Class A/Class B director nominee who is up for election by vote of the Class A and Class B shares voting together at the annual meeting is Ronald L. Nelson.

WHO WILL THE OTHER SIX DIRECTORS BE?

     The six other directors who have been nominated by the Board of Directors are: Paul G. Allen, Jerald L. Kent, Marc B. Nathanson, Nancy B. Peretsman, William D. Savoy and Howard L. Wood.

     We have been advised by Paul G. Allen, the sole holder of Class B shares, that he intends to vote "FOR" these six nominees.

WHAT ARE MY CHOICES IN THE ELECTION OF A DIRECTOR?

     You can vote your shares "FOR," or you can withhold your vote, for the Class A/Class B director nominee, Ronald L. Nelson.

WHO CAN VOTE?

     In the proposals being voted on at the annual meeting, a total of 233,750,212 shares of Class A common stock, representing approximately 6.7% of the total voting power of all of the issued and outstanding stock of the Company, and 50,000 shares of Class B common stock, representing approximately 93.3% of the total voting power, can vote. Each share of Class A common stock is entitled to one vote.

     You can vote your Class A shares if our records show that you owned the shares at the close of business on April 10, 2001. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

     You will not have a vote in the election of the Class B directors. Paul G. Allen, the sole holder of Class B shares, will be the only person voting in that election.

WHAT IS THE VOTE REQUIRED FOR THE ITEMS ON THE AGENDA?

     A plurality of votes cast is required for the election of the Class A/Class B director.

     The affirmative vote of a majority of the outstanding Class A and Class B shares, voting together as a single class, is required to ratify the 1999 Option Plan and to approve the 2001 Incentive Plan. For purposes of determining whether the shareholders have ratified the 1999 Option Plan and approved the 2001 Incentive Plan, abstentions and broker "non-votes" are not counted. We have been advised by Paul G. Allen, the holder of 93.5% of the voting power of the Class A and Class B shares combined, that he intends to vote "FOR" ratification of the 1999 Option Plan and "FOR" approval of the 2001 Incentive Plan.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxyholder will vote on your behalf "FOR" the named Class A/Class B director nominee, "FOR" ratification of the 1999 Option Plan and "FOR" approval of the 2001 Incentive Plan.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The items listed on the Notice of Annual Meeting of Shareholders are the only matters that we know will be voted on at the annual meeting. On such other business as may properly come before the meeting, your shares will be voted in the discretion of the proxyholder.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote at the annual meeting, you can change your vote either by giving the Company's Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank or other nominee, you should return your proxy in the envelope provided by such broker, bank or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

     If you wish to attend the annual meeting and vote your shares in person, you should obtain from your broker, bank or other nominee prior to the annual meeting, the documents required to vote your shares in person at the annual meeting.

     If your shares are held in the name of a broker, and you do not provide instructions on how to vote your shares, the nominee can vote them as it sees fit, but only on routine matters and not on any other matters.

     Shares held by nominees who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether that matter has been approved by shareholders, but they are counted as present for purposes of determining the existence of a quorum at the annual meeting.

WHAT IS THE QUORUM REQUIRED FOR THE MEETING?

     We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

     Abstentions and broker "non-votes" will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

WHAT IS A BROKER "NON-VOTE"?

     A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

WHO IS SOLICITING MY VOTE?

     The Board of Directors is soliciting your vote.

WHO PAYS FOR THIS PROXY SOLICITATION?

     The Company pays for the proxy solicitation.

              PROPOSAL NO. 1: ELECTION OF CLASS A/CLASS B DIRECTOR

     We currently have seven directors, each of whom is elected on an annual basis. In accordance with the Company's Bylaws, the number of directors has been fixed at seven. The Certificate of Incorporation of the Company provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together, elect one director (the Class A/Class B director). This election of one Class A/Class B director by the holders of Class A and Class B common stock voting together is scheduled to take place at the annual meeting of the Company's shareholders. The Board of Directors is soliciting your vote for the Class A/Class B director to be elected at the annual meeting of shareholders. Once elected, the Class A/Class B director will hold office until his or her successor is elected, which should occur at next year's annual meeting of shareholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the six Class B directors who will be elected at the meeting.

     VOTE REQUIRED. The person receiving the highest number of votes cast by the Class A and Class B shares, voting together, will be elected as the Class A/Class B director. You will have one vote for each of your shares of Class A common stock. Abstentions will not be counted.

     NOMINATIONS. At the annual meeting, Ronald L. Nelson will be nominated for election as the Class A/Class B director. Although we don't know of any reason why Mr. Nelson might not be able to serve, the Board of Directors will propose a substitute nominee to serve if Mr. Nelson is not available for election for any reason.

     Generally, shareholders can nominate persons to be directors. If a shareholder wants to nominate someone, he or she must follow the procedures set forth in the Company's Bylaws. In short, these procedures require the shareholder to timely deliver a notice to the Company's Secretary at the Company's principal executive offices. That notice must contain the information required by the Bylaws about the shareholder proposing the nominee and about the nominee.

     No shareholder nominees have been proposed for this year's meeting.

GENERAL INFORMATION ABOUT THE CLASS A/CLASS B DIRECTOR NOMINEE

     Ronald L. Nelson is the director nominee proposed for election by the holders of our Class A and Class B common stock. Mr. Nelson has agreed to be named in this proxy statement and to serve as a director if elected. Further information as of April 10, 2001 about the nominee is set forth below.

     RONALD L. NELSON, 48, has been a director of the Company since November 1999. Mr. Nelson is chief operating officer of DreamWorks LLC, a multi-media entertainment company, of which he was a founding member and has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTING "FOR" THE CLASS A/CLASS B DIRECTOR NOMINEE.

INFORMATION ABOUT THE COMPANY'S CLASS B DIRECTOR NOMINEES

     The following information as of April 10, 2001 concerns the six currently serving Class B directors, all of whom have been nominated by the Board of Directors for election by the Class B holder, voting as a separate class.

     PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of the Company since July 1999, and chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, the Company) since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that the Company shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc. and he has investments in USA Networks, Inc., TechTV, L.L.C., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of USA Networks, Inc., TechTV, L.L.C. and numerous privately held companies.

     JERALD L. KENT, 44, has been the President, Chief Executive Officer and a director of the Company since July 1999 and of Charter Investment since April 1995. He previously held the position of chief financial officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc., Com21 Inc. and C-Span. He is also a member of the executive committee and the board of directors of the National Cable Television Association. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis). Mr. Kent's employment agreement provides that he serve on the Company's Board of Directors. See "Certain Relationships and Related Transactions - Employment and Consulting Arrangements."

     MARC B. NATHANSON, 55, has been a director of the Company since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States, and since 1998 has served as chairman of The Broadcasting Board of Governors. Pursuant to a May 1999 letter agreement, Mr. Nathanson serves as Vice-Chairman and as a director of the Company. See "Certain Relationships and Related Transactions - Employment and Consulting Arrangements."

     NANCY B. PERETSMAN, 47, has been a director of the Company since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY, 36, has been a director of the Company since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, High Speed Access Corp., Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., USA Networks, Inc., TechTV, L.L.C. and digeo, inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     HOWARD L. WOOD, 61, has been a director of the Company since January 2000. Mr. Wood co-founded Charter Investment in 1993 and served in various executive capacities there until November 1999, when he became a consultant to the Company. Prior to 1993, Mr. Wood was chief executive officer of Cencom Cable Associates, Inc., where he also served in various other executive positions. Earlier he was partner-in-charge of the St. Louis Tax Division of Arthur Andersen LLP. He is a director of First State Community Bank, Gaylord Entertainment Company and Data Research, Inc. Mr. Wood, a certified public accountant, graduated from Washington University (St. Louis) School of Business.

COMMITTEES OF THE BOARD

     The Audit Committee oversees the Company's internal accounting and auditing procedures, reviews audit and examination results and procedures with independent accountants, oversees reporting of financial information including review of quarterly and annual financial information prior to filing with the SEC, determines the objectivity and independence of the independent accountants and makes recommendations to the Board of Directors as to selection of independent accountants. The members of the Audit Committee are Ronald L. Nelson, Nancy B. Peretsman and Howard L. Wood. The Audit Committee's functions are detailed in a written Audit Committee Charter adopted by the Board of Directors, which is attached as Appendix A to this Proxy Statement. The Audit Committee met four times in 2000.

     The Compensation Committee was formed in February 2000 for the purpose of reviewing and approving Company compensation and benefits programs, and approving compensation for senior management. The members of the Compensation Committee are Paul G. Allen, Marc B. Nathanson, William D. Savoy and Howard L. Wood. The Compensation Committee met five times in 2000.

     The Option Plan Committee was formed in June 2000 for the purpose of administering the 1999 Option Plan. The Option Plan Committee, consisting of directors Nancy B. Peretsman and Ronald L. Nelson, met three times in 2000.

     The Executive Committee may act in place of the full Board of Directors and exercise such powers of the full Board as the Board may delegate to such Committee from time to time. The Executive Committee, consisting of directors Paul G. Allen, Jerald L. Kent and William D. Savoy, met nine times in 2000.

     The Board of Directors does not have a standing Nominating Committee.

     The full Board of Directors had six meetings in 2000 and there were four actions of the Board by written consent. No director attended fewer than 75% of the total number of meetings of the Board and of committees on which he or she served.

DIRECTOR COMPENSATION

     Mr. Kent, the only director who is also an employee of the Company, does not receive any additional compensation for serving as a director or attending any meeting of the Board of Directors. Each non-employee director, other than Mr. Allen, was issued 40,000 fully vested options for agreeing to join the Board of Directors. All non-employee directors received a grant of 10,000 vested options in February 2001, subject to approval of the 2001 Incentive Plan by the Company's shareholders at the Annual Meeting as described in this Proxy Statement. All directors are entitled to reimbursement for costs incurred in connection with attendance at Board and committee meetings and may receive additional compensation to be determined.

     Mr. Kent is a party to an employment agreement with the Company. Mr. Wood is a party to a consulting agreement with the Company and Mr. Nathanson is a party to a letter agreement with the Company. These agreements are summarized in "Certain Relationships and Related Transactions - Employment and Consulting Arrangements."

EXECUTIVE OFFICERS

     Unless otherwise noted below, our executive officers were elected to their positions, and became employees of the Company in November 1999. Prior to that time, they were employees of our affiliate, Charter Investment. The executive officers are elected by the Board of Directors annually following the Annual Meeting of Shareholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal. Biographical information about each executive officer as of April 10, 2001 follows.

     DAVID C. ANDERSEN, 52, Senior Vice President -- Communications. Prior to joining the Company in May 2000, Mr. Andersen served as vice president of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC. Before that, starting in 1982 when he established their public relations department, Mr. Andersen served in various management positions at Cox Communications,

Inc., most recently as vice president of Public Affairs. Mr. Andersen serves on the board of KIDSNET, and is a former chairman of the National Captioning Institute's Cable Advisory Board. He received a B.S. degree in Journalism from the University of Kansas.

     DAVID G. BARFORD, 42, Executive Vice President and Chief Operating
Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations - Western Division. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     MARY PAT BLAKE, 45, Senior Vice President -- Marketing and Charter
Media. Prior to joining Charter Investment in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems and general management. Ms. Blake received a B.S. degree from the University of Minnesota and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER, 48, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, 51, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. Mr. Jokerst is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 41, Executive Vice President and Chief Financial
Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 44, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates. He left Charter Investment in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri - Columbia and his M.B.A. degree from Saint Louis University.

     JERALD L. KENT, 44, President, Chief Executive Officer and Director. Mr. Kent has held these positions with the Company since July 1999 and with Charter Investment since April 1995. He previously held the position of chief financial officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., digeo, inc., Cable Television Laboratories, Inc., Com21 Inc. and C-Span. He is also a member of the executive committee and the board of directors of the National Cable Television Association. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis).

     DAVID L. MCCALL, 45, Senior Vice President -- Operations -- Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

     MAJID R. MIR, 50, Senior Vice President -- Telephony and Advanced
Services. From 1999 until joining the Company in April 2001, Mr. Mir was employed by Genuity, Inc. where he was vice president for local fiber engineering. Prior to that, he was assistant vice president of global network infrastructure for GTE Internetworking. Mr. Mir has been working in the field of telephony since 1979. Mr. Mir earned a B.S. degree in computer science from the University of West Florida and an M.B.A. degree from the University of South Florida.

     JOHN C. PIETRI, 51, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, 42, Senior Vice President and Chief Information
Officer. Prior to joining the Company in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM, 48, Executive Vice President and Assistant to the President. Prior to joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

     CURTIS S. SHAW, 52, Senior Vice President, General Counsel and
Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

     STEPHEN E. SILVA, 41, Senior Vice President -- Corporate Development and Technology. Mr. Silva joined Charter Investment in 1995 and has also served as vice president responsible for billing services and new product development. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of High Speed Access Corp. and Diva Systems Corporation.

     JAMES H. (TREY) SMITH, III, 53, Senior Vice
President -- Operations -- Western Division. Mr. Smith was appointed to his current position in September 2000, previously serving as a division president of AT&T Broadband. Before that, he was president and chief executive officer of Rogers Cablesystems Ltd., senior vice president of the Western Region for MediaOne/Continental Cable and executive vice president of operations for Times Mirror Cable TV, Inc. He received B.B.A. and M.B.A. degrees from Georgia State University and is a certified public accountant.

                             EXECUTIVE COMPENSATION

     The following report and the performance graph on page 17 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for making recommendations to the Board regarding the annual salaries and other compensation of the officers of the Company and providing assistance and recommendations with respect to compensation plans. In October 2000, the Board of Directors retained Towers, Perrin as an independent consultant concerning compensation. In February 2001, the Compensation Committee approved bonuses for 2000 and salary adjustments with respect to 2001 for executive officers other than Mr. Kent.

     In accordance with Mr. Kent's employment agreement, Mr. Kent's base salary for 2000 was $1,250,000, and for 2001, has been increased to $1,500,000 by action of the Board of Directors. In March 2001, based upon the recommendation of the Compensation Committee, the Board of Directors approved a bonus for calendar year 2000 for Mr. Kent in the amount of $1,000,000 based on the following factors: (a) his formula bonus entitlement provisions under his employment agreement; (b) the Company's successes in integrating acquired cable systems; (c) the Company's accomplishments in rebuilding its cable systems and rolling out additional services; (d) the Company's successful capital debt financing; (e) the operating performance of the Company and its subsidiaries during 2000; and (f) the level and value of the contributions that the Board of Directors believes Mr. Kent made to the Company in 2000.

     In order to attract and retain well qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are competitive with the salaries paid to executives in the cable or competitive telecommunications industries. In addition, to align executive compensation with the Company's business strategies, values and management initiatives, both short and long term, the Compensation Committee may recommend to the Board of Directors or authorize the payment of discretionary bonuses based upon an assessment of each executive's contributions to the Company and the Company's performance during the period covered by the bonus consideration. Most executive officer compensation determinations have been made based upon the recommendations of Mr. Kent. The Board's practices in determining executive compensation reflect subjective criteria, and in large part are influenced by reported operating results.

     The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued best efforts and diligence, and helps align their interests with those of the shareholders. To facilitate these objectives, options have been granted to executives (as well as other employees and directors) under the Charter Communications 1999 Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan. Since June 2000, the Company's option plans have been administered by the Option Plan Committee, comprised of directors Nancy B. Peretsman and Ronald L. Nelson. The option grants under the 1999 Option Plan prior to June 2000 were approved by the entire Board of Directors.

PAUL G. ALLEN                                            HOWARD L. WOOD
MARC B. NATHANSON                                        WILLIAM D. SAVOY

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In February 2000, the Company's Board of Directors appointed a Compensation Committee comprised of Messrs. Allen, Savoy, Nathanson and Wood, and executive officer compensation matters, including option grants, were delegated to the Compensation Committee. In June 2000, the Company's Board of Directors appointed Nancy B. Peretsman and Ronald L. Nelson to serve as a separate committee to administer the 1999 Option Plan.

     During 2000 and through the date hereof, no member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries. Mr. Wood served as an officer of the Company for several months in 1999, and served as a consultant to the Company in 2000. Mr. Nathanson served as an officer of certain of the Company's subsidiaries prior to their acquisition by the Company. Transactions between the Company and certain members of the Compensation Committee are more fully described in "Certain Relationships and Related Transactions."

     None of the Company's executive officers serve on the compensation committee of any other company that has an executive officer currently serving on the Board of Directors of the Company or any of its affiliates, the Compensation Committee or the Option Plan Committee.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation paid for services rendered in 2000 to executive officers of the Company for the fiscal years ended December 31, 1998, 1999 and 2000, including the Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 2000. Through the beginning of November 1999, such executive officers had received their compensation from Charter Investment. Since November 1999, such officers receive their compensation from the Company.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARD
                                                     ANNUAL COMPENSATION                ------------
                               YEAR     ---------------------------------------------    SECURITIES
NAME AND                       ENDED                                  OTHER ANNUAL       UNDERLYING        ALL OTHER
PRINCIPAL POSITION            DEC. 31   SALARY($)    BONUS($)(1)   COMPENSATION($)(2)    OPTIONS(#)    COMPENSATION($)(3)
------------------            -------   ----------   -----------   ------------------   ------------   ------------------
Jerald L. Kent..............   2000     1,250,000     1,000,000         127,005(4)              --             5,250
  President and Chief          1999     1,250,000       625,000          76,799(5)              --             4,000
  Executive Officer            1998       790,481       641,353              --          7,044,127            18,821
Steven A. Schumm (6)........   2000       410,000       444,000              --                 --             2,040
  Executive Vice President     1999       400,000        60,000              --            782,681             1,920
                               1998        12,307        12,300              --                 --                --
David G. Barford............   2000       255,000       250,500              --             40,000             5,250
  Executive Vice President
  and                          1999       235,000        80,000              --            200,000             7,000
  Chief Operating Officer      1998       220,000       225,000(7)           --                 --         8,395,235(8)
Kent D. Kalkwarf............   2000       225,000       250,500              --             40,000             5,250
  Executive Vice President     1999       180,000        80,000              --            200,000             2,856
  and Chief Financial
    Officer                    1998       135,000        55,000              --                 --         7,768,091(8)
David L. McCall.............   2000       225,000       283,625              --             25,000             4,237
  Senior Vice President of     1999       149,656       108,800              --            200,000               505
  Operations -- Eastern        1998       133,414       107,180              --                 --         4,193,495(8)
  Division

---------------
(1) Includes "stay" bonus of $321,000 for Mr. Schumm and $160,500 for each of Messrs. Barford, Kalkwarf and McCall in the form of principal and interest forgiven during 2000 under employee's promissory note, as more fully described in "Certain Relationships and Related Transactions - Employment and Consulting Arrangements."

(2) Includes other annual non-cash compensation, such as Company-paid health, disability and life insurance premiums pursuant to plans covering all employees, unless the total amount does not exceed the lesser of $50,000 or 10% of such officer's total annual salary and bonus shown in the table.

(3) Includes matching contributions under the Company's 401(k) plan.

(4) Includes $35,499 attributed to personal use of a corporate airplane and $85,214 as reimbursement for purchase of a car.

(5) Includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of a corporate airplane.

(6) Mr. Schumm became affiliated with Charter Investment on December 16, 1998.

(7) Includes $150,000 received as a one-time bonus.

(8) Received in March 1999 in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by Mr. Allen's acquisition of control on December 23, 1998, but was income for 1999.

2000 OPTION GRANTS

     The following table shows individual grants of options made to executive officers named in the Summary Compensation Table during 2000. All such grants were made under the 1999 Option Plan and the exercise price was based upon the fair market value of the underlying securities on the date of grant.

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                NUMBER OF    % OF TOTAL                                 OF STOCK PRICE
                                SECURITIES    OPTIONS                                  APPRECIATION FOR
                                UNDERLYING   GRANTED TO                                 OPTION TERM(2)
                                 OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   ---------------------------
NAME                            GRANTED(1)    IN 2000      PRICE        DATE          5%             10%
----                            ----------   ----------   --------   ----------   -----------   -------------
Jerald L. Kent................        --         --            --          --            --              --
Steven A. Schumm..............        --         --            --          --            --              --
David G. Barford..............    40,000        0.4%       $19.47     2/15/10      $489,783      $2,020,007
Kent D. Kalkwarf..............    40,000        0.4%       $19.47     2/15/10       489,783       2,020,007
David L. McCall...............    25,000        0.2%       $19.47     2/15/10       306,114       1,262,504

---------------
(1) These options are exercisable as to 25% of the underlying securities at the fifteenth month after grant, and thereafter, as to 1/45 of the remaining securities in each of the next 45 months. These options were granted under the 1999 Option Plan and, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of the Company's Class A common stock.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

2000 AGGREGATED OPTION EXERCISES AND DECEMBER 31, 2000 OPTION VALUE TABLE

     There were no option exercises by executive officers named in the Summary Compensation Table in 2000. The following table sets forth, for such officers, information concerning options, including the number of securities for which options were held at December 31, 2000, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of the Company's Class A common stock on December 31, 2000) and the value of unexercised options as of December 31, 2000.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SECURITIES                  DECEMBER 31, 2000(1)          DECEMBER 31, 2000(2)
                                ACQUIRED      VALUE     ---------------------------   ---------------------------
                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               -----------   --------   -----------   -------------   -----------   -------------
Jerald L. Kent...............       --          --       3,522,063      3,522,064     $80,901,787    $80,901,810
Steven A. Schumm.............       --          --         300,027        482,654       6,891,620     11,086,103
David G. Barford.............       --          --          76,666        163,334       1,761,018      3,751,782
Kent D. Kalkwarf.............       --          --          76,666        163,334       1,761,018      3,751,782
David L. McCall..............       --          --          76,666        148,334       1,761,018      3,407,232

---------------
 (1) These options are exercisable as to 25% of the underlying securities at the fifteenth month after grant, and thereafter, as to 1/45 of the remaining securities in each of the next 45 months. These options were granted under the 1999 Option Plan and, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of the Company's Class A common stock.

(2) Based on a per share market value of $22.97 for the Company's Class A common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Class A common stock as of April 10, 2001 by:

     - each of our directors;

     - each of our executive officers named in the Summary Compensation Table;

     - all directors and executive officers of the Company as a group; and

     - each person known by us to own beneficially 5% or more of the Company's outstanding Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of the Company's Class A common stock is entitled to one vote per share; and

     - each holder of the Company's Class B common stock is entitled to a number of votes based on the number of such holder's and his affiliates' shares of Class B common stock and membership units of Charter Communications Holding Company exchangeable for Class B common stock. For example, Mr. Allen is entitled to 10 votes for each share of Class B common stock held by him or his affiliates and 10 votes for each membership unit of Charter Communications Holding Company held by him or his affiliates.

                                                          SHARES                    CLASS A COMMON STOCK
                                                       RECEIVABLE ON   -----------------------------------------------
                                        NUMBER OF       EXERCISE OF    SHARES ISSUABLE
                                      CLASS A SHARES      VESTED        UPON EXCHANGE        % OF           % OF
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED(1)       OPTIONS(2)     OR CONVERSION(3)    EQUITY(4)   VOTING POWER(5)
------------------------------------  --------------   -------------   ----------------    ---------   ---------------
Paul G. Allen(6)................         8,900,883          10,000       324,300,479(7)      48.21%         93.5%
Charter Investment, Inc.(8).....                --              --       217,585,246(9)      48.20%            *
Vulcan Cable III Inc.(6)........                --              --       106,715,233(11)     31.34%            *
Jerald L. Kent..................            22,000       4,109,074                            1.74%            *
Howard L. Wood..................                --         155,000                               *             *
Marc B. Nathanson(10)...........         9,967,435          50,000                            4.28%            *
Ronald L. Nelson................            17,500          50,000                               *             *
Nancy B. Peretsman..............            10,000          50,000                               *             *
William D. Savoy................                --          50,000           735,126(11)         *             *
Steven A. Schumm(12)............             3,700         339,161                               *             *
David G. Barford................             2,500          86,666                               *             *
Kent D. Kalkwarf................             9,000          86,666                               *             *
David L. McCall.................             4,700          86,666                               *             *
All current directors and executive
  officers as a group (22
  persons)......................        19,040,893       6,143,954       324,300,479         61.91%         93.9%
TCID of Michigan, Inc...........                --              --        15,117,743           6.1%            *

---------------
   * Less than 1%.

 (1) Includes shares for which the named person has:
        - sole voting and investment power; or
        - shared voting and investment power with a spouse.
      Does not include shares that may be acquired through exercise of options.

 (2) Includes shares of the Company's Class A common stock issuable upon exercise of options vested on or before June 9, 2001 under the 1999 Option Plan. Furthermore, because the Company's controlling shareholder has advised the Company of his intent to vote to approve the 2001 Incentive Plan, this number also includes options granted to directors under the 2001 Incentive Plan, which were fully vested upon grant, but the exercise of which is conditioned on the approval of the plan by the Company's shareholders at the upcoming annual meeting.

 (3) Beneficial ownership is determined in accordance with Rule 13d-3. The beneficial owners of the Company's Class B common stock, Charter Communications Holding Company membership units and CC VIII, LLC membership units are deemed to be beneficial owners of an equal number of shares of the Company's Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (4) The calculation of this percentage assumes for each person that:
        - 33,750,212 shares of Class A common stock are currently issued and outstanding;
        - 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;
        - the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries;
        - the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by June 9, 2001; and
        - that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.
      A person is deemed to have the right to acquire shares of Class A common stock with respect to options outstanding under the 1999 Option Plan. When vested, these options are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Incentive Plan.

 (5) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by both Vulcan Cable III Inc. and Charter Investment have not been exchanged for shares of Class A common stock); and that outstanding membership units of CC VIII, LLC owned by TCID of Michigan, Inc. have not been exchanged for shares of Class A common stock.

 (6) The address of these persons is 505 Fifth Avenue, Suite 900, Seattle, WA 98104.

 (7) The total listed is comprised of:
        - 217,585,246 membership units in Charter Communications Holding Company held by Charter Investment;
        - 106,715,233 membership units in Charter Communications Holding Company held by Vulcan Cable III Inc.; and
        - 50,000 shares of Class B common stock held directly by Mr. Allen (100% of the Class B common stock issued and outstanding).

 (8) Includes 217,585,246 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is 12444 Powerscourt Drive, Suite 100, St. Louis, MO 63131.

 (9) These membership units in Charter Communications Holding Company are exchangeable for shares of Class A common stock at any time on a one-for-one basis.

(10) Consists of the following shares:
        - 4,023,336 shares for which Mr. Nathanson has sole investment and voting power;
        - 5,543,654 shares for which he has shared investment and voting power; and
        - 400,445 shares for which he has sole investment power and shared voting power.

(11) Includes 735,126 shares of Class A common stock that may be acquired by Mr. Savoy upon exercise of options from Vulcan Cable III Inc. to purchase membership units in Charter Communications Holding Company that have vested or will vest by June 9, 2001.

(12) Includes 3,700 shares for which Mr. Schumm has shared investment and voting power.

PERFORMANCE GRAPH

     The graph below shows the cumulative total return on the Company's Class A common stock for the period from November 8, 1999, the date of the initial public offering of the Company's Class A common stock, through December 31, 2000, in comparison to the cumulative total return on Standard & Poor's 500 Index and a peer group consisting of the four national cable operators that are most comparable to the Company in terms of size and nature of operations. These four are: Adelphia Communications Corporation, Cablevision Systems Corporation, Comcast Corporation, and Cox Communications, Inc. The results shown assume that $100 was invested on November 9, 1999 and that all dividends were reinvested.

                COMPARISON OF 14-MONTH CUMULATIVE TOTAL RETURN*
            AMONG CHARTER COMMUNICATIONS, INC., THE S & P 500 INDEX
                                AND A PEER GROUP

                                                 CHARTER COMMUNICATIONS,
                                                          INC.                      S & P 500                  PEER GROUP
                                                 -----------------------            ---------                  ----------
11/9/1999                                                100.00                      100.00                      100.00
12/99                                                    115.13                      108.04                      115.20
3/00                                                      75.41                      110.52                      101.03
6/00                                                      87.32                      107.58                       96.51
9/00                                                      86.40                      106.54                       88.74
12/00                                                    121.43                       98.20                      102.14

* $100 INVESTED ON 11/9/99 IN STOCK OR ON 10/31/99
 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

     MANAGEMENT ARRANGEMENTS. The Company has entered into management arrangements with Charter Communications Holding Company and certain of its subsidiaries. Under these agreements, the Company provides management services for and operates the cable television systems owned or to be acquired. The management agreements covering the CC VI and CC VII Companies limit management fees payable to the Company to 5% of gross revenues. Under the arrangement covering all of our other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Communications Holding Company and all of its subsidiaries is limited to the amount necessary to reimburse the Company for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees the Company is obligated to pay under the mutual services agreement described below. Payment of management fees by the Company's operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter Communications, Inc. and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     In 2000, the Company received a total of $4,957,000 as management fees from Charter Communications Holding Company and its subsidiaries, exclusive of amounts being paid to Charter Investment pursuant to the mutual services agreement described below.

     MUTUAL SERVICES AGREEMENT WITH CHARTER INVESTMENT AND CHARTER COMMUNICATIONS HOLDING COMPANY. The Company has only 15 employees, all of whom are also executive officers of Charter Communications Holding Company. Charter Communications, Inc., Charter Investment and Charter Communications Holding Company are parties to a mutual services agreement. The mutual services agreement provides that each party shall provide rights and services to the others as may be reasonably requested for the management of Charter Communications Holding Company and Charter Holdings and the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by the Company. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. During 2000, the Company paid $50,285,700 to Charter Investment for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to the Company pursuant to a management arrangement with subsidiaries. See "--Management Arrangements."

     CONSULTING AGREEMENT. Charter Communications Holding Company is a party to a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to this consulting agreement, Vulcan Northwest and Charter Investment provide advisory, financial and other consulting services with respect to the acquisitions by Charter Communications Holding Company of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but automatically renewed by its terms and automatically renews for successive one-year terms unless otherwise terminated. For services rendered, the consulting agreement provides for payment of a fee equal to 1% of the aggregate value of the acquisition for their services rendered for each acquisition made by Charter Communications Holding Company or any of its affiliates, reimbursement of reasonable out-of-pocket expenses incurred and indemnification. In 2000, no fees were paid with respect to consulting services by an affiliate of Mr. Allen.

     PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT. Prior to November 12, 1999, Charter Investment provided management and consulting services to our operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. During 2000, the Company's subsidiaries paid $5,369,000 to Charter Investment to reduce management fees payable. At December 31, 2000, total management fees payable to Charter Investment were $13,751,000, exclusive of any interest that may be charged.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "Business Relationships" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications Holding Company and the Company, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the digeo, inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in High Speed Access Corp.; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); and incidental businesses engaged in as of the closing of the Company's initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Communications Holding Company or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the amended and restated limited liability company agreement of Charter Communications Holding Company would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by the Company, Charter Communications Holding Company or any of their subsidiaries from time to time. The businesses of RCN Corporation, a company in which Mr. Allen has made a significant investment, are not considered cable transmission businesses under these provisions. See "--Business Relationships - RCN Corporation."

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.

INTERCOMPANY LOANS

     From time to time, there are intercompany borrowings and repayments between or among the Company and its subsidiaries and between or among its subsidiaries. For amounts borrowed, our practice is for the borrowing party to pay interest to the lending party based on the borrower's cost of funds on its revolving credit facility, which is based on a spread over LIBOR. On occasion, indebtedness between companies has been forgiven in lieu of a contribution to capital. The average month-end principal balance of indebtedness from our subsidiaries to our parent companies during 2000 was $250 million. The total interest paid by our operating subsidiaries for parent company indebtedness was $22.8 million, and accrued interest on such debt at December 31, 2000 was $2.3 million.

EMPLOYMENT AND CONSULTING ARRANGEMENTS

     Jerald L. Kent is employed by the Company under an employment agreement that terminates on December 23, 2001 with automatic one-year renewals. Under this agreement, Mr. Kent serves as President and Chief Executive Officer of the Company, with responsibility for the nationwide general management, administration and operation of all present and future business of the Company and its subsidiaries. The agreement provides that during the initial term, Mr. Kent would receive an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by the Company's Board of Directors in its discretion and an annual bonus up to $625,000, in an amount to be determined by the Board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets. The Company also agreed to cause Mr. Kent to be elected to the Company's Board of Directors without any additional compensation. Effective for 2001, Mr. Kent's base salary was increased to $1,500,000. Also in 2001, he received a $1,000,000 bonus for services rendered in 2000.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of the Company. Mr. Kent will be reimbursed by the Company for life insurance premiums of up to $30,000 per year and is granted personal use of the corporate airplane. Mr. Kent also is entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. In 2000, Mr. Kent did not avail himself of reimbursement for life insurance premiums or country club dues.

     In connection with this agreement, Mr. Kent received options to purchase 7,044,127 Charter Communications Holding Company membership units with an exercise price of $20.00. The options have a term of 10 years and vested 25% on December 23, 1998. The remaining 75% vest 1/36 on the first day of each of the 36 months commencing January 1, 2000. The terms of these options provide that immediately following the issuance of membership units received upon exercise of such options, these units will be automatically exchanged for shares of the Company's Class A common stock on a one-for-one basis.

     The agreement further provides that the Company will indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     If the agreement expires because the Company gives Mr. Kent notice of its intention not to extend the initial term, or if the agreement is terminated by Mr. Kent for good reason or by the Company without cause:

     - The Company will pay to Mr. Kent an amount equal to the total base salary due to Mr. Kent for the remaining term and the Board of Directors will consider additional amounts, if any, to be paid to Mr. Kent; and

     - any unvested options held by Mr. Kent shall immediately vest.

     Pursuant to an automatically renewing consulting agreement between the Company and Howard L. Wood, Mr. Wood provides consulting services to the Company and also is responsible for such other duties as the Chief Executive Officer determines. Mr. Wood receives annual cash compensation at a rate of $60,000, and is entitled to receive health benefits as well as use of an office and a full-time secretary. The cost of the office and secretary in 2000 was $40,000. The Company will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

     Effective as of May 25, 1999, Marc B. Nathanson entered into a letter agreement with the Company for a three-year term. Under this agreement, Mr. Nathanson serves as Vice-Chairman and as a director of the Company. During the term of this agreement, Mr. Nathanson receives a benefit equal to $193,197 per year, which amount is being paid by the Company to a company controlled by Mr. Nathanson. In addition, Mr. Nathanson is entitled to the rights and benefits provided to other directors of the Company. The Company will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

     Charter Investment issued 1999 "stay bonuses" and the Company issued 2000 "stay bonuses" to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes and interest is forgiven at the end of each of the first three anniversaries of the issue date, as long as the employee is still employed by the issuer of the bonus or any of its affiliates. Generally, the promissory notes bear interest at 7% per year. The following table provides certain information about such notes as of December 31, 2000 for executive officers employed as of that date.

                                                                            OUTSTANDING
                                                                              BALANCE
                      INDIVIDUAL                           ISSUE DATE      AS OF 12/31/00
                      ----------                         ---------------   --------------
David C. Andersen......................................    April, 2000        $150,000
David G. Barford.......................................   January, 1999        300,000
Mary Pat Blake.........................................   January, 1999        300,000
Eric A. Freesmeier.....................................   January, 1999        300,000
Thomas R. Jokerst......................................   January, 1999        300,000
Kent D. Kalkwarf.......................................   January, 1999        300,000
Ralph G. Kelly.........................................   January, 1999        300,000
David L. McCall........................................   January, 1999        300,000
John C. Pietri.........................................   January, 1999        150,000
Steven A. Schumm.......................................   January, 1999        600,000
Curtis S. Shaw.........................................   January, 1999        300,000
Stephen E. Silva.......................................   January, 1999        200,000
James H. (Trey) Smith..................................  September, 2000       200,000

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President - Operations - Eastern Division, is a partner in a partnership that leases office space to us. In 2000, the partnership received approximately $126,470 pursuant to such lease and related agreements. In addition, approximately $457,000 was paid to a construction company controlled by Mr. McCall's brother and $270,695 to a construction company controlled by Mr. McCall's son.

     A company controlled by Mr. Wood occasionally leases an airplane to the Company and its subsidiaries and affiliates for business travel. An hourly time share rate is paid for such usage. Mr. Wood's affiliated company reimburses the Company for the full annual cost of two individuals qualified to operate the plane and who are otherwise available to the Company in connection with its own flight operations, which amount was $123,843 in 2000. The Company paid Mr. Wood's affiliate $2,200 in 2000 for time share usage of the airplane. In addition, Mr. Wood has also used the Company's airplane for occasional personal use in 2000, a benefit valued at $19,900.

     In addition, Mr. Wood's daughter, a Vice President of Charter Communications Holding Company, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest are forgiven as long as she remains employed by our subsidiary at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note in 2000 was $80,250 and the outstanding balance on the note as of December 31, 2000 was $150,000.

     In addition, companies controlled by Mr. Nathanson lease certain office space in Pasadena, California, and warehouse space in Riverside, California, to our subsidiaries. Mr. Nathanson's affiliates received total annual rent in 2000 of $430,918 and $122,581, respectively, for these premises.

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with services or programming. Among these entities are High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc., TechTV, L.L.C., USA Networks, Inc., Oxygen Media, LLC, digeo, inc., RCN Corporation and Interval Research Corporation.

Mr. Allen owns 100% of the equity of Vulcan Ventures and is its chief executive officer. Mr. Savoy is also a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies that Mr. Allen has invested in may mutually benefit one another. The agreements governing our relationship with digeo, inc. are an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     In June 1999, Charter Communications Holding Company entered into the Bresnan purchase agreement. In February 2000, Charter Communications Holding Company assigned its rights under the Bresnan purchase agreement to purchase certain assets to Charter Holdings and Charter Holdings accepted such assignment and assumed all obligations of Charter Communications Holding Company under the Bresnan purchase agreement with respect to those assets.

     VULCAN VENTURES. Vulcan Ventures Incorporated, Charter Communications, Inc., Charter Investment and Charter Communications Holding Company are parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local control of the digital product owned, operated, controlled or managed by us now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. We believe that this transaction is on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.

     HIGH SPEED ACCESS. High Speed Access is a provider of high-speed Internet access over cable modems. Charter Communications Holding Company is a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provide High Speed Access with exclusive access to at least 750,000 of our homes that have either an installed cable drop from our cable system or that are eligible for a cable drop by virtue of our cable system passing the home. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Net receipts received from High Speed Access in 2000 were approximately $461,000.

     Additionally, Charter Communications Holding Company, as the assignee of Vulcan Ventures, now holds warrants that were amended and restated on May 12, 2000, giving the Company the right to purchase up to 12,000,000 shares of High Speed Access common stock at an exercise price of $3.23 per share. A portion of the warrants may be earned under the agreements described above, and the other portion relates to warrants that may be earned under an agreement entered into with High Speed Access on May 12, 2000, described below. Warrants earned under the agreements described above become vested at the time systems are committed by us and are based upon the number of homes passed. Warrants under these agreements can only be earned until July 31, 2003, and are earned at the rate of
1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above are exercisable until May 25, 2006. Such warrants may be forfeited in certain circumstances, generally if we withdraw a committed system. As of December 31, 2000, the Company has earned 1,932,931 warrants under the agreements described above.

     On May 12, 2000, the Company entered into a separate agreement with High Speed Access, which was assigned by the Company to Charter Communications Holding Company on August 1, 2000. Under the agreement, we agreed to commit homes passed by our cable television systems to High Speed Access for which High Speed Access will provide residential Tier 2 and above technical support and network operations center support. Such systems will be in locations where we have launched or intend to launch cable modem-based Internet access to residential customers. Tier 2 support is customer service support beyond the initial screening of a problem.

     We have agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by us, to High Speed Access (other than full turnkey systems), on or prior to May 12, 2003. We may also commit additional homes passed in excess of the initial 5,000,000. With respect to each system launched or intended to be launched, we will pay a per customer fee to High Speed Access according to agreed pricing terms. In addition, we will also compensate High Speed Access for services that exceed certain minimum thresholds.

     Warrants that may be earned under the agreement become vested at the time we authorize High Speed Access to proceed with respect to a system, and will be based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provides that Charter Communications Holding Company will have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provides that Charter Communications Holding Company will have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement are exercisable until 7 1/2 years from the date they are earned. Such warrants are generally not subject to forfeiture, even if the agreement is terminated. High Speed Access has agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Communications Holding Company's request, if the number of warrants earned exceeds 11,500,000. High Speed Access also granted Charter Communications Holding Company certain registration rights with respect to shares of common stock held by Charter Communications Holding Company and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant.

     The agreement governing the services to be provided by High Speed Access has a term of five years starting in May 2000. Charter Communications Holding Company has the option to renew the agreement for additional successive five-year terms on similar terms. On each renewal date, High Speed Access will issue Charter Communications Holding Company an additional warrant for each renewal term. These renewal warrants will grant Charter Communications Holding Company the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon 0.50 shares of common stock for every home passed in each system committed to High Speed Access during the initial five-year term and each five-year renewal term.

     Either party may terminate the agreement, in whole or in part, if the other party defaults, becomes insolvent or files for bankruptcy. Charter Communications Holding Company may terminate the agreement if High Speed Access merges with another party or experiences a change of control. If Charter Communications Holding Company terminates the agreement, it may, in certain circumstances, be required to pay a termination fee.

     Additionally, on December 5, 2000, one of our subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of senior convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively. The preferred stock has a liquidation preference of $1,000 per share. The preferred stock generally shares in dividends on High Speed Access common stock on an "as converted to common stock" basis and will be convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and board representation rights as part of the transaction.

     Jerald L. Kent, the President and Chief Executive Officer and a director of Charter Communications Holding Company and the Company; Stephen E. Silva, Senior Vice President - Corporate Development and Technology of Charter Communications Holding Company and the Company; and Mr. Savoy, a member of the boards of directors of Charter Communications Holding Company and the Company, are all members of the board of directors of High Speed Access.

     Through the various investments described above, Vulcan Ventures owns 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of High Speed Access. Charter Communications Ventures owns 37,000 shares of Series D convertible preferred stock. If all shares of preferred stock owned by affiliates of Mr. Allen were converted into common stock, then Mr. Allen, through such affiliates, would beneficially own 47.8% of the stock of High Speed Access.

     WORLDGATE. WorldGate Communications, Inc. is a provider of Internet access through cable systems. The Company has an affiliation agreement with WorldGate for an initial term which expired in November 2000. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. We started offering WorldGate service in 1998. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, to the extent we determine that it is economically practical, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. For the year ended December 31, 2000, we paid WorldGate approximately $5,089,200 consisting of $4,985,200 for equipment purchases and $104,000 for subscriber access fees. We charged our subscribers approximately $393,830 for the year ended December 31, 2000. The Company also owns 138,765 shares of WorldGate's common stock for which it paid a total of $2,000,000.

     On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TV Gateway LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company invested $850,000, providing it a 16.25% ownership interest in the joint venture. For the first four years after the formation of TV Gateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. In connection with the formation of the joint venture, on August 15, 2000, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a purchase price of $24.78. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service.

     WINK. Wink Communications, Inc. offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. The existing agreement between Wink and Charter Communications Holding Company expired in October 2000 and a new agreement is being negotiated. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. We pay a fixed monthly license fee to Wink. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue generated by Wink from all fees collected for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. For the year ended December 31, 2000, minimal revenue and expenses have been recognized as a result of this agreement. Vulcan Ventures owns 985,200 shares of Wink's stock and warrants to purchase shares of common stock and has a 3.2% equity interest in Wink.

     TECHTV. TechTV, L.L.C. operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement terminating in 2008, TechTV has provided us with programming for broadcast via our cable television systems at no cost. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and for systems with lower penetration levels through April 30, 2001. In certain circumstances, we are entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to our carriage of the service. Additionally, we receive incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired an approximate one-third interest in TechTV. Mr. Savoy is the president and director of Vulcan Programming. In January 2000, Vulcan Ventures acquired an additional 64% in TechTV for $204.8 million bringing its interest in TechTV to approximately 98.7%. The remaining 1.3% of TechTV is owned by its management and employees. Mr. Allen is a director of TechTV and Mr. Savoy is vice president of TechTV.

     USA NETWORKS. USA Networks, Inc. operates the USA Network and The Sci-Fi Channel cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. Pursuant to an agreement terminating in 2005, Charter Communications Holding Company is a party to a non-exclusive affiliation agreement with USA Networks for the cablecast of USA Network programming. Mr. Allen and Mr. Savoy are also directors of USA Networks. As of March 15, 2001, Mr. Allen owned approximately 8.2% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

     OXYGEN MEDIA, LLC. Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures invested $50 million in 1999 in Oxygen Media. Vulcan Ventures has made equity investments in Oxygen Media of $50 million in 2000, with an additional investment of $100 million contemplated in 2001. In addition, by mid-year 2001, Charter Communications Holding Company expects to enter into a carriage agreement with Oxygen Media pursuant to which we will carry Oxygen Media programming content on certain of our cable systems. Mr. Savoy, a director of the Company and Charter Communications Holding Company, serves on the board of directors of Oxygen Media. Mr. Allen owns an approximate 19% interest in Oxygen Media.

     PORTLAND TRAIL BLAZERS. On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. We continue to operate under the terms of these agreements since our acquisition of the Falcon cable systems in November 1999. Under the letter agreement, Trail Blazers Inc. is paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, we share subscription revenues with Trail Blazers Inc. Trail Blazers Inc. provides technical facilities and services in connection with the cable broadcast of the Portland Trail Blazers basketball games. The letter agreement and the cable television agreement will terminate on September 30, 2001. We paid approximately $1.1 million for the year ended December 31, 2000 in connection with the cable broadcast of Portland Trail Blazers basketball games under the cable television agreement.

     DIGEO, INC. During 2001, we expect to offer digeo's television-based Internet access service in several markets. The digeo product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The digeo product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites and a portal guide, it directs users through the World Wide Web. In addition, the portal generates revenues from advertising on it own web pages and by sharing revenues generated by linked or featured web sites.

     On March 5, 2001, the Company finalized a carriage agreement with digeo, which will function as the Company's television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, the Company (through Digeo Broadband Holdings, LLC ("Digeo Holdings")) also received an equity interest in digeo funded by Vulcan's contribution to Digeo Holdings of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through Digeo Holdings to acquire digeo equity in order to maintain the Company's pro rata interest in digeo in the event of certain future digeo equity financings by digeo's founders. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. Mr. Allen and Mr. Savoy are directors of digeo.

     RCN CORPORATION. Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 26% equity interest in RCN Corporation, including its investment of $1.65 billion in 2000. In October 1999, Charter Communications Holding Company entered into a term sheet with RCN containing the principal terms of a non-exclusive joint venture to provide telephony services to customers in our Los Angeles cable systems. The Company's certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that the businesses of RCN are not deemed to be "cable transmission businesses." Mr. Savoy, a director of the Company is also a director of RCN. To date, we have had only preliminary discussions with RCN and have not entered into definitive agreements.

     JOINT VENTURE FOR DEVELOPMENT OF DIGITAL VIDEO RECORDER SET-TOP TERMINAL. In September 2000, our subsidiary, Charter Communications Ventures entered into a joint venture with General Instrument Corporation (doing business as the Broadband Communications Sector of Motorola, Inc.), ReplayTV, Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in digital set-top terminals.

                PROPOSAL NO. 2: RATIFICATION OF 1999 OPTION PLAN
                                      AND
              PROPOSAL NO. 3: APPROVAL OF THE 2001 INCENTIVE PLAN

GENERAL INFORMATION

     The Company proposes to have a total of 60,000,000 shares of its Class A common stock available for the grant of options and other stock-based benefits. The 1999 Option Plan provides for options covering up to 25,009,798 membership units in Charter Communications Holding Company, which are exchanged immediately upon issuance for shares of Class A common stock on a one-for-one basis. In February 2001, the Board of Directors adopted the 2001 Incentive Plan to supplement the 1999 Option Plan. With the 2001 Incentive Plan, the Company can issue options under both plans for a total of 60,000,000 shares, or, in the alternative, the Company can use shares available under the 2001 Incentive Plan for stock-based benefits other than options. To ensure that the combined number of shares covered by both plans would be 60,000,000, the 1999 Option Plan was amended to provide that any unused shares, including those that become available as a result of termination of an option, be cancelled from the 1999 Option Plan and be added to the 2001 Incentive Plan. The 2001 Incentive Plan, in turn, provides that it starts with 38,895,911 shares available, with the number to increase automatically by the number of options terminated under the 1999 Option Plan. Thus, the number of shares covered by each plan changes on a daily basis, but in no event will the total exceed 60,000,000 shares.

     As a Nasdaq-listed company, the Company is subject to Nasdaq's listing standards. Under Nasdaq rules, shareholder approval of the 1999 Option Plan and the 2001 Incentive Plan was not, and is not required. However, the Nasdaq has recently announced that it is considering the adoption of new rules that would
(1) require shareholder approval of all option plans in which officers and directors participate and (2) limit the number of shares that may be awarded without shareholder approval, to a "basket" of shares equal to 10% of the total number of options covered by shareholder-approved plans. In the event that such rules are adopted, shareholder ratification of the 1999 Option Plan and shareholder approval of the 2001 Incentive Plan would give the Company greater flexibility to grant non-shareholder approved options under certain circumstances (e.g. as inducement to new employees or in connection with acquisitions) subject to the 10% basket. In anticipation of certain changes to the Nasdaq's listing standards, the Company's Board of Directors, when it voted to approve adoption of the 2001 Incentive Plan, also voted to submit the Plan to the Company's shareholders for approval. The Board of Directors believes that it is in the best interest of the Company to obtain a shareholder vote to ratify the 1999 Option Plan and to approve the adoption of the 2001 Incentive Plan.

RATIFICATION OF THE 1999 OPTION PLAN

     VOTE REQUIRED. The affirmative vote of a majority of the outstanding Class A and Class B shares, voting together, is required.

DESCRIPTION OF 1999 OPTION PLAN

     The 1999 Option Plan was adopted in February 1999 and was most recently amended in February 2001. This plan provides for the grant of options to purchase up to 25,009,798 membership units in Charter Communications Holding Company. Under the terms of the plan, membership units acquired as a result of the exercise of options will be exchanged automatically for shares of the Company's Class A common stock on a one-for-one basis. The plan provides for grants of options to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates (including the Company) and current and prospective non-employee directors of the Company. The plan is intended to promote the long-term financial interests of Charter Communications Holding Company and its affiliates, including the Company, by encouraging eligible individuals to acquire an ownership position in the Company and providing incentives for performance. The options expire after 10 years from the date of grant. Under the plan, the plan administrator has the discretion to accelerate the vesting of any options. Options are granted at fair market value, which is determined by averaging the high and low sales prices on the grant date. As of March 15, 2001 a total of 20,913,384 options were outstanding under the plan, with exercise prices ranging from $14.31 to $20.73. Because the 1999 Option Plan has been amended to transfer to the 2001 Incentive Plan any shares not subject to outstanding options and any shares covered by options that are terminated under the 1999 Option Plan, there are no options available for future grant under the 1999 Option Plan.

     Any unvested options issued under the 1999 Option Plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the tax code. In the plan, a change of control includes:

          (1) a sale of more than 49.9% of the outstanding membership units in Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;

          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or

          (3) any other transaction or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.

If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause, death or disability, the optionee has the right to exercise any vested options within 60 days of the termination of employment. After this 60-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled. If an optionee's employment is terminated because of death or disability, the option can be exercised until the first anniversary of the optionee's death or disability, with any options not so exercised being automatically canceled.

APPROVAL OF THE 2001 OPTION PLAN

     We are asking for your vote to approve the 2001 Incentive Plan in light of proposed Nasdaq listing standards that could require shareholder approval of all broad-based plans above a certain threshold. The 2001 Incentive Plan was adopted by the Board of Directors in February 2001, subject to shareholder approval.

     VOTE REQUIRED. The affirmative vote of a majority of the outstanding Class A and Class B shares, voting together, is required.

DESCRIPTION OF THE 2001 INCENTIVE PLAN

GENERAL

     On February 12, 2001, the Board of Directors unanimously adopted the Charter Communications, Inc. 2001 Stock Incentive Plan, subject to approval by the Company's shareholders. Under this plan, up to 59,964,013 shares of Class A common stock of the Company would be available for issuance (38,895,911 newly authorized shares under the 2001 Incentive Plan and up to 21,068,102 previously authorized shares based on forfeitures, cancellations and terminations under the 1999 Option Plan). The Board of Directors believes that, in order to attract, retain and reward valuable personnel, it is important for the Company to adopt a flexible, long-term incentive plan. The principal provisions of the 2001 Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the 2001 Incentive Plan. Terms not defined herein shall have the meanings set forth in the 2001 Incentive Plan.

PURPOSE

     The purpose of the 2001 Incentive Plan is to strengthen the Company by providing an incentive to the employees (including future employees who have received a formal offer of employment), officers, consultants and directors of the Company, as well as subsidiaries and affiliates of the Company, and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to such persons an added long-term incentive for high levels of performance and unusual efforts through the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or restricted stock (as each term is defined in the 2001 Incentive Plan).

ADMINISTRATION; AMENDMENT AND TERMINATION OF THE 2001 INCENTIVE PLAN

     Upon approval by the Company's shareholders, the 2001 Incentive Plan would be administered by at least one committee, which would consist of one or more directors and could consist of the entire Board of Directors. If the committee consists of less than the entire Board, then with respect to any option or award to an individual who is subject to Section 16 of the Securities Exchange Act of 1934, the committee would consist of at least two directors, each of whom shall be a non-employee director, and to the extent necessary for any option or award under the 2001 Incentive Plan to qualify as performance-based compensation for the purposes of Section 162(m) of the Internal Revenue Code, the committee would consist of at least two directors, each of whom would be an outside director.

     The 2001 Incentive Plan would terminate as of the tenth anniversary of February 12, 2001, and no option or award could be granted thereafter. The Board of Directors may sooner terminate the plan and the Board may at any time and from time to time amend, modify or suspend the plan, but it could not impair or adversely alter any options or awards theretofore granted under the plan, except with the consent of the optionee or grantee. To the extent necessary under any applicable law, regulation or exchange requirement, no amendment would be effective unless approved by the shareholders of the Company.

     Each option and award under the 2001 Incentive Plan will be evidenced by an agreement that sets forth the terms of the grant. Under the 2001 Incentive Plan, the committee has the authority to, among other things: (i) select the individuals to whom options and awards will be granted, (ii) determine the type, size and the terms and conditions of options and awards, and (iii) establish the terms for treatment of options and awards upon a termination of employment.

SHARES AVAILABLE FOR ISSUANCE

     Under the 2001 Incentive Plan, up to 59,964,013 authorized and unissued shares (including up to 21,068,102 shares based on forfeitures, cancellations and terminations under the 1999 Option Plan) will be available for the grant of options and awards to eligible individuals, provided that the maximum number of shares with respect to which options and stock appreciation rights may be granted to any individual during any calendar year is 3,860,000. In the event of any change in capitalization, however, the committee may adjust the maximum number and class of shares with respect to which options and awards may be granted, the number and class of shares which are subject to outstanding options and awards and the purchase price thereof. Of the total number of shares allotted under the 2001 Incentive Plan, no more than 3,000,000 of the allotted shares may be used for grants of restricted stock.

ELIGIBILITY

     Employees (including future employees who have received a written offer of employment), officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive awards of options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and restricted stock. Eligible employees do not include members of collective bargaining units if, as a result of good faith bargaining with a designated collective bargaining representative, either (i) such members are excluded from participation in the 2001 Incentive Plan or (ii) such members' participation in the 2001 Incentive Plan has not been expressly provided under the applicable collective bargaining agreement.

STOCK OPTIONS

     The per share exercise price of an option granted under the 2001 Incentive Plan will be determined by the committee at the time of grant and set forth in the option agreement, provided that the purchase price per share must not be less than 100% of the fair market value of the Class A common stock of the Company subject to the option at the date of grant. Options will be exercisable 25% on each of the first four anniversaries following the grant date unless the committee determines otherwise. The committee reserves the authority to accelerate the exercisability of any option at any time. Each option terminates at the time determined by the committee provided that the term of each option generally may not exceed 10 years.

     Options are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order. Options may be exercised during the optionee's lifetime only by the optionee or his guardian or legal representative. The committee may, however, provide in the option agreement, at the time of grant or at any time thereafter, that the option may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. In the discretion of the committee, the purchase price for shares may be paid (i) in cash, (ii) by transferring shares to the Company (provided such shares have been held by the optionee for at least six months prior to the exercise of the option or such lesser period as permitted by the committee in its discretion), or (iii) by a combination of the foregoing or such other methods as determined by the committee in its discretion. In addition, options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the committee.

     If an optionee's employment with or service to the Company or its affiliates is terminated other than for cause, death or disability, the optionee has the right to exercise any vested options within 60 days of the termination of employment. After this 60-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled. If an optionee's employment is terminated because of death, the option can be exercised until the first anniversary of the optionee's death, or if terminated because of retirement or disability, until the second anniversary of the event, with any options not so exercised being automatically canceled.

STOCK APPRECIATION RIGHTS ("SARS")

     The 2001 Incentive Plan permits the granting of SARs either in connection with the grant of an option or as a freestanding right. A SAR permits a grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the Committee, in an amount equal in value to the excess, if any, of the then per share fair market value over the per share fair market value on the date that the SAR was granted (or option exercise price in the case of a SAR granted in connection with an option). When a SAR is granted, however, the committee may establish a limit on the maximum amount a grantee may receive upon exercise. The committee will decide at the time the SAR is granted, the date or dates at which it will become vested and exercisable.

DIVIDEND EQUIVALENT RIGHTS ("DERS")

     DERs represent a right to receive all or some portion of the cash dividends that are or would be payable with respect to shares. DERs may be granted in tandem with any award under the 2001 Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related award. DERs may be settled in cash or shares or a combination thereof, in a single or multiple installments, as the committee determines.

RESTRICTED STOCK

     The committee will determine the terms of each restricted stock award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the committee, in its discretion, may decide: (i) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional shares or held in cash, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock award.

PERFORMANCE UNITS AND PERFORMANCE SHARES

     Performance units and performance shares will be awarded as the committee may determine, and the vesting of performance units and performance shares will be based upon specified performance objectives to be determined by the committee among the following: revenue, net income, operating income, earnings, net earnings, share price, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), total shareholder return, total shareholder return relative to peers, financial returns (including, without limitation, return on assets, return on equity and return on investment), cost reduction targets, customer satisfaction, customer growth, employee satisfaction, pre-tax profits, net earnings, or any combination of the foregoing. Performance objectives (and underlying business criteria, as applicable) may be in respect of: (i) the performance of the Company, (ii) the performance of any of its subsidiaries,
(iii) the performance of any of its divisions, (iv) a per share basis, (v) a per subscriber basis, or (vi) any combination of the foregoing. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The formula for determining performance objectives may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or non-recurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing, and foreign exchange impacts. The performance objectives with respect to a performance cycle shall be established in writing by the committee by the earlier of (x) the date on which a quarter of the performance cycle has elapsed or (y) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance objectives remains substantially uncertain.

     Upon granting performance units or performance shares, the committee may provide, to the extent permitted under Section 162(m) of the Internal Revenue Code, the manner in which performance will be measured against the performance objectives, or may adjust the performance objectives as set forth above. Performance units may be denominated in dollars or in shares, and payments in respect of performance units will be made in cash, shares, shares of restricted stock or any combination of the foregoing, as determined by the committee. The agreement evidencing the award of performance shares or performance units will set forth the terms and conditions thereof, including those applicable in the event of the grantee's termination of employment. The maximum dollar amount that an individual may receive in any one calendar year in respect of performance units denominated in dollars may not exceed $15 million.

OTHER STOCK-BASED AWARDS; PHANTOM STOCK

     The committee may, in its discretion, grant other share awards to any eligible individual on such terms and conditions as the committee may determine in its sole discretion. Share awards may include grants of phantom stock. Upon the vesting of a phantom stock award, the grantee shall be entitled to receive a cash payment in respect of each share of phantom stock which shall be equal to the fair market value of a share as of the date the phantom stock award was granted, or such other date as determined by the committee in its discretion at the time the phantom stock award was granted. The committee may, in its discretion, at the time a phantom stock award is granted, provide a limitation on the amount payable in respect of each share of phantom stock. In lieu of a cash payment, the committee may, in its discretion, settle phantom stock awards with shares having a fair market value equal to the cash payment to which the grantee has become entitled.

CHANGE IN CONTROL; RELOCATION OF COMPANY HEADQUARTERS

     If an optionee's or grantee's employment is terminated without "cause" or for "good reason" during the 12-month period following a "change in control" (as those terms are defined in the 2001 Incentive Plan), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the 2001 Incentive Plan, all outstanding options will become immediately and fully exercisable, all outstanding SARs will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all or a portion of the outstanding performance units will vest and the restrictions on all or a portion of the outstanding performance shares will lapse. Upon a change of control, the committee can shorter the exercise period, have the survivor or successor entity assume the options, or cancel options and pay out in cash. Under the 2001 Incentive Plan, a change of control occurs: (a) in the event of an acquisition by any person of beneficial ownership of more than 50% of the outstanding voting securities of the Company; (b) if at least one-half of the Board of Directors ceases to be made up of those individuals who are directors as of February 12, 2001; or (c) upon the consummation of a merger, consolidation or reorganization with or into the Company in which securities of the Company are issued, except for certain transactions, including, among other things, a merger where the Company's shareholders own more than 50% of the surviving corporation or constitute a majority of the board of the surviving corporation.

     In the event the Company relocates its existing headquarters outside the greater St. Louis, Missouri area on or before December 23, 2001 without the prior written consent of our president, Jerald L. Kent, and unless otherwise provided in an agreement, with respect to any optionee or grantee who is a member of the corporate staff employed and located at the St. Louis corporate headquarters and who does not relocate: (i) if less than 40% of each of the options or awards held by such optionee or grantee have vested or the restrictions on less than 40% thereof have lapsed, as applicable, then 40% of the options or awards shall be deemed vested or the restrictions thereon lapsed, as applicable and (ii) with respect to such options or awards which have vested or for which the restrictions have lapsed (or are deemed to have vested or lapsed as provided above), and which have not already been exercised or paid, the Company will pay the greater of (x) an amount equal to the fair market value of such options and awards (less any applicable exercise price) and (y) an amount equal to the annual base salary of such optionee or grantee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the principal federal income tax consequences under current law relating to options and awards granted to employees under the 1999 Option Plan and the 2001 Incentive Plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Stock Options

     An optionee will not recognize any taxable income upon the grant of a non-qualified stock option and the Company will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified option, the excess of the fair market value of a share on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. If the Company complies with applicable income reporting requirements, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as the optionee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code (which is discussed below). The subsequent disposition of shares acquired upon the exercise of a non-qualified option will ordinarily result in capital gain or loss, provided that any gain will be subject to reduced tax rates if the shares have been held for more than twelve months.

     If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise.

     Special rules may apply in the case of an optionee who is subject to
Section 16 of the Exchange Act.

     Stock Appreciation Rights

     Generally, a grantee will not recognize any taxable income upon the grant of a stock appreciation right and the Company will not be entitled to a tax deduction with respect to such grant. The amount of any cash (or the fair market value of any shares) received upon the exercise of a stock appreciation right under the 2001 Incentive Plan will be includible in the grantee's ordinary income. If the Company complies with applicable income reporting requirements, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Internal Revenue Code (which is discussed below).

     Restricted Stock

     A grantee will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until the restricted stock is no longer subject to the restriction or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the grantee will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse and the amount paid, if any, for such shares. A grantee may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the grantee will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time of grant (determined without regard to any of the restrictions thereon) over the amount paid, if any, by the grantee for such shares. If the Company complies with applicable income reporting requirements, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to any deduction limitation under
Section 162(m) of the Code (which is discussed below).

     Performance Shares and Performance Units

     Generally, a grantee will not recognize any taxable income and the Company will not be entitled to a deduction upon the award of performance share or performance units. At the time performance shares vest or the grantee receives a distribution with respect to performance units, the fair market value of the vested shares or the amount of any cash or shares received in payment for such awards generally is taxable to the grantee as ordinary income. If the Company complies with applicable income reporting requirements, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code (which is discussed below).

     Share Awards and Phantom Stock Awards

     Unless subject to restriction or risk of forfeiture, a grantee will generally recognize ordinary income upon the grant of a share award equal to the difference between the fair market value of the shares awarded under the share award and the amount paid, if any, for the shares. A grantee generally will not recognize taxable income with respect to a phantom stock award until the phantom stock award is no longer subject to restriction or risk of forfeiture, at which time the grantee will recognize ordinary income equal to the amount of cash, or the fair market value (as designated by the committee) of shares, received. If the Company complies with applicable income reporting requirements, the Company will generally be entitled to a federal income tax deduction with respect to a share award or a phantom stock award in the same amount and at the same time as the grantee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code (which is discussed below).

     Dividend Equivalent Rights

     Generally, a grantee will not recognize any taxable income upon the grant of a dividend equivalent right and the Company will not be entitled to a tax deduction with respect to such grant. A grantee recognizes ordinary income with respect to dividend equivalent rights in an amount equal to any cash received or the fair market value of any shares received in settlement of the dividend equivalent rights. If the Company complies with applicable income reporting requirements, the Company will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code (which is discussed below).

     Section 162(m) of the Code

     Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation." The Company has structured and intends to implement and administer the 2001 Incentive Plan so that compensation resulting from options, SARs and performance awards can qualify as "performance-based compensation." The committee, however, has the discretion to grant such options and awards with terms that will result in the options and awards not constituting performance-based compensation. To allow the Company to qualify such compensation, the Company is seeking shareholder approval of the 2001 Incentive Plan and the material terms of the performance goals applicable to performance awards under the 2001 Incentive Plan.

     Section 280G of the Code

     Under certain circumstances, the accelerated vesting or exercise of options or stock appreciation rights, or the accelerated lapse of restrictions with respect to other awards, in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the optionee or grantee may be subject to a 20% excise tax and the Company may be denied a federal income tax deduction. Benefits to an optionee or grantee under the 2001 Incentive Plan will be reduced to the extent necessary to prevent any portion of such benefits from being subject to excise taxes, if to do so would result in the optionee or grantee retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on parachute payments.

AWARDS GRANTED UNDER THE 2001 INCENTIVE PLAN

     On February 12, 2001, the committee granted non-qualified stock options under the 2001 Incentive Plan to approximately 2,100 eligible individuals in respect of a total of 6,742,830 shares. Each option was granted at an exercise price of $23.0938 per share, the fair market value for such shares on the date of grant. The fair market value for such shares as of April 10, 2001 was $21.10 per share. The terms and conditions of each grant were set forth in a form option agreement, which is identical for each of the optionees. The option agreement incorporates by reference the terms and conditions of the 2001 Incentive Plan.

     Under the option agreement, if an optionee's employment is terminated as a result of the optionee's death, "disability" or at "retirement" (as defined in the 2001 Incentive Plan), the option becomes immediately and fully vested and is exercisable at any time within two years after the date of such termination of employment even if the period exceeds the tenth anniversary of the grant date. If the optionee's employment is terminated for any other reason other than "cause" (as defined in the 2001 Incentive Plan) (including the optionee ceasing to be employed by a subsidiary or division of the Company as a result of the sale of such subsidiary or division), the option shall, to the extent vested on the date of such termination, remain exercisable for 60 days thereafter but not beyond its stated term of ten years, provided that special provision apply if such termination occurs after a "change in control" (as defined in the 2001 Incentive Plan). In the event that an optionee's employment is terminated within two years following a change in control, the option shall remain exercisable for two years following such termination even if the period exceeds the tenth anniversary of the grant date. In the event the optionee's employment is terminated for cause, the option shall terminate immediately prior to the optionee's termination of employment.

     Other than the non-qualified stock options discussed above, the committee has not granted any other awards under the 2001 Incentive Plan.

   OPTIONS OUTSTANDING UNDER THE 1999 OPTION PLAN AND THE 2001 INCENTIVE PLAN

     The following table sets forth the outstanding options of certain individuals and groups of individuals under the 1999 Option Plan and the 2001 Incentive Plan:

                                                                   NUMBER OF SECURITIES UNDERLYING
                                                                      OPTIONS AT APRIL 10, 2001
                                                              -----------------------------------------
NAME                                                          1999 OPTION PLAN   2001 INCENTIVE PLAN(1)
----                                                          ----------------   ----------------------
Jerald L. Kent..............................................            -0-(2)               -0-
  President and Chief Executive Officer
Steven A. Schumm............................................        782,681               25,000
  Executive Vice President
David G. Barford............................................        240,000              185,000
  Executive Vice President and Chief Operating Officer
Kent D. Kalkwarf............................................        240,000              210,000
  Executive Vice President and Chief Financial Officer
David L. McCall.............................................        225,000              150,000
  Senior Vice President -- Operations Eastern Division
All current executive officers as a group (16 in number)....      3,397,681(2)         1,445,000
All directors who are not executive officers as a group (6
  in number)................................................        305,000(3)            60,000
All employees as a group (13,893 in number).................     20,878,328(2)         6,742,830

---------------
(1) Options granted under the 2001 Incentive Plan are conditioned on shareholder approval of the plan.

(2) Does not include an option that would enable Mr. Kent to acquire 7,044,127 shares. This option was granted pursuant to his employment agreement and not pursuant to the 1999 Option Plan.

(3) Includes options for 105,000 shares granted to Mr. Wood in 1999 in connection with termination of his employment agreement and entering into a consulting agreement.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE 1999 OPTION PLAN AND "FOR" THE APPROVAL OF THE 2001 INCENTIVE PLAN.

                               ACCOUNTING MATTERS

PRINCIPAL ACCOUNTING FIRM

     Arthur Andersen LLP acted as the Company's principal accountant in 2000 and is expected to continue in such capacity in 2001. Representatives of Arthur Andersen will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

SUMMARY OF ARTHUR ANDERSEN FEES

     The following provides a detailed listing of the various services provided by Arthur Andersen for the fiscal year 2000. Detailed below are amounts billed or expected to be billed by Arthur Andersen for services performed during this time period:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Audit Services:
     Annual audit and quarterly reviews.....................    $   750.0
                                                                ---------
Financial Information Systems:
     Design and Implementation..............................    $ 1,715.9
                                                                ---------
All Other Services..........................................    $ 9,387.3
                                                                ---------
Total.......................................................    $11,853.2
                                                                =========

The composition of other fees is mainly comprised of approximately $2.6 million for various Registration Statements and related SEC filings, approximately $2.0 million related to tax services covering federal, state and local compliance and tax related projects, approximately $3.4 million of non-financial system design and implementation projects, approximately $1.1 million related to tax and financial due diligence and related work on acquisitions, and the remainder being items such as benefit plan audits and other miscellaneous projects.

                         REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

     The Audit Committee presently consists of the following members of the Company's Board of Directors: Ronald L. Nelson, Nancy B. Peretsman and Howard L. Wood. Ms. Peretsman and Mr. Nelson are "independent" as defined under the listing standards of the National Association of Securities Dealers (NASD). Mr. Wood is not considered to be "independent" under the NASD definition. In order to comply with NASD rules governing Audit Committee membership which will become effective on June 14, 2001, the Company expects to replace Mr. Wood on the Audit Committee with a Board member who is independent under the new rules.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Arthur Andersen LLP with that firm and has considered the compatibility of non-audit services with Arthur Andersen LLP's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

RONALD L. NELSON
NANCY B. PERETSMAN
HOWARD L. WOOD

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of the Company's common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on our review of these reports and written representations from the persons required to file them, we believe that, with the possible exception of the matters described below, each of our directors and executive officers timely filed all the required reports during 2000. In addition, Paul G. Allen filed in March 2000 the Form 4 reflecting his purchase of shares of our Class A common stock in January 2000 as the result of the exercise of a put of such shares by third parties to Mr. Allen. On October 30, 2000, James H. (Trey) Smith filed his Form 3 reporting his insider status commencing September 11, 2000. On March 12, 2001, Marc B. Nathanson filed a Form 4 reporting his acquisition of shares issued in March 2000 pursuant to the terms of a 1999 agreement that required a subsequent additional issuance without consideration, based on valuation adjustments in connection with an acquisition completed in February 2000. In April 2001, Mr. Nathanson filed an amended Form 3 to reflect the agreements which provide his right, subject to certain terms and conditions, to put to Paul G. Allen certain shares over which Mr. Nathanson has control.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     If you want to include a shareholder proposal in the proxy statement for the 2002 annual meeting, it must be delivered to the Company's Secretary at the Company's executive offices before January 2, 2002.

                                 OTHER MATTERS

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

May 1, 2001

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE BY ACCESSING THE "INVESTOR" SECTION OF OUR WEBSITE AT www.charter.com. YOU ALSO MAY OBTAIN A PAPER COPY OF THE 2000 10-K AT NO CHARGE BY WRITING TO THE COMPANY AT 12444 POWERSCOURT DRIVE, SUITE 100, ST. LOUIS, MO 63131, ATTENTION: INVESTOR RELATIONS. IN ADDITION, CERTAIN COMPANY FINANCIAL AND OTHER RELATED INFORMATION, WHICH IS REQUIRED TO BE FURNISHED TO COMPANY SHAREHOLDERS, IS ATTACHED HERETO AS "APPENDIX B -- 2000 FINANCIAL REPORT AND OTHER INFORMATION."

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

FUNCTION

The Audit Committee shall aid the Board of Directors in undertaking and fulfilling its responsibilities for appropriate, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Company's controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company's independent public accountants and internal auditors.

COMPOSITION AND TERM

The Committee shall be a committee of the Board of Directors and shall consist of directors (not less than three). The definition of Independent Directors will be based on NASD rules for audit committees, as amended or in effect from time to time.

The Committee members shall be appointed for one-year terms at the annual meeting of the Board of Directors, upon the recommendation of the Board. The Chairman shall be designated by the Board of Directors.

ADMINISTRATIVE MATTERS

The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than once each year. The Committee shall report to the Board of Directors at the first Board meeting following each such Committee meeting. Annually, the Committee shall review and assess the adequacy of this charter. If the Audit Committee recommends any changes, the Board of Directors must review those changes. This charter will be filed as an exhibit to the proxy statement in accordance with SEC requirements.

The Company's independent public accountants and internal auditors shall attend the Committee's meetings upon request. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

DUTIES AND RESPONSIBILITIES

The duties of the Committee shall include the following:

     1. Make recommendations to the Board of Directors as to:

         (a) the selection of the firm of independent public accountants to examine the books and accounts of the Company and its subsidiaries for each fiscal year;

         (b) the proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered; and

         (c) the results of review of the written disclosures and letter from the independent public accountants regarding their independence.

     2. Review the results of the quarterly reviews and the year end audit of the Company, including:

         (a) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Controls" prepared by the independent public accountants, any other pertinent reports and management's responses concerning that memorandum;

         (b) any material accounting issues with management, the Company's internal audit staff and the independent public accountants; and

         (c) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent public accountants.

        With respect to interim financial information, the Committee's Chairman or designated Committee members will meet and communicate with management and the independent public accountants to discuss the quarterly review results and required communications prior to any interim filings with the SEC.

     3. Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the Committee prior to any interim or year end filings with the SEC or other regulators.

     4. Meet annually at the Audit Committee or full Board level with the General Counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements.

     5. Recommend annually to the Board of Directors that based upon reviews and discussions described in items 1- 4 above that the financial statements for the fiscal year then ended should be included in the Company's Annual Report on Form 10-K.

     6. Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Company's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company's management and approved by the Committee as well as any significant changes to the internal audit plan; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Company's internal audit staff; approve the internal audit charter on a periodic basis; and inquire of any difficulties encountered by internal audit in the course of their audits, including any restrictions in scope on their work or access to information.

     7. Make a periodic self assessment of the Committee, including a review of this charter, using assessment tools available through third parties or developed internally.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time to time determine. The Committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

                                   APPENDIX B

                          CHARTER COMMUNICATIONS, INC.

                  2000 FINANCIAL REPORT AND OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Statements...     B-2
Business of the Company.....................................     B-3
Market for the Company's Common Equity and Related
  Shareholder Matters.......................................     B-3
Selected Consolidated Financial Data........................     B-4
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     B-5
Quantitative and Qualitative Disclosure about Market Risk...    B-26
Financial Statements, Notes and Reports of Independent
  Public Accountants and Independent Auditors...............    B-27

NOTE: THIS APPENDIX DOES NOT CONSTITUTE SOLICITING MATERIAL AND IS NOT TO BE CONSIDERED "FILED," OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, UNLESS WE SPECIFICALLY STATE OTHERWISE

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this Proxy Statement may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Proxy Statement are set forth in this Proxy Statement and in other reports or documents that we file from time to time with the SEC and include, but are not limited to:

     - Our plans to offer advanced products and services;

     - Our anticipated capital expenditures for our upgrades and new equipment and facilities;

     - Our beliefs regarding the effects of governmental regulation on our business;

     - Our ability to effectively compete in a highly competitive and changing environment;

     - Our ability to fund anticipated capital expenditures and any future acquisitions; and

     - Our ability to obtain equipment, inventory and programming as needed and at a reasonable price.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

                                  OUR BUSINESS

     We, operating through our subsidiaries, are the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services, to approximately 6.4 million customers in 40 states. All of our systems offer traditional analog cable television. We also offer digital television, along with an array of advanced products and services such as high-speed Internet access, interactive video programming and video-on-demand, in an increasing number of our systems. We continue to explore opportunities to offer telephony through our broadband network. The introduction and roll-out of new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     We have grown rapidly over the past several years. In 16 acquisitions completed in 1999 and 2000, we added approximately 3.9 million customers. In addition, we have expanded our customer base through significant internal growth. For the year ended December 31, 2000, our internal customer growth, without giving effect to the cable systems we acquired in 2000, was 2.5%, almost twice the industry average of 1.3%.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                               MARKET INFORMATION

     Our Class A common stock is quoted on the Nasdaq National Market System under the ticker symbol "CHTR."

              QUARTERLY MARKET INFORMATION -- CLASS A COMMON STOCK

                          2000                              HIGH        LOW
                          ----                             -------    -------
First quarter............................................  $22.625    $14.000
Second quarter...........................................  $16.563    $10.000
Third quarter............................................  $17.063    $12.375
Fourth quarter...........................................  $24.188    $16.188
1999
---------------------------------------------------------
Fourth quarter*..........................................   27.750     19.500

---------------
* We completed our initial public offering of Class A common stock on November 8, 1999. The initial public offering price per share was $19.00.

HOLDERS

     As of April 20, 2001, there were approximately 2,700 holders of our Class A common stock (representing a total of approximately 174,729 beneficial holders) and one holder of our Class B common stock. No preferred stock is outstanding.

DIVIDENDS

     There have been no stock dividends paid on any of our equity securities. We do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business. Charter Communications Holding Company is required under certain circumstances to pay distributions pro rata to all holders of its common membership units, including us, to the extent necessary for any holder of common membership units to pay income taxes incurred with respect to its share of taxable income attributed to Charter Communications Holding Company. Covenants in the indentures and credit agreements governing the debt obligations of Charter Communications Holdings and its subsidiaries restrict their ability to make distributions to us, and accordingly, limit our ability to declare or pay cash dividends.

RECENT SALES OF UNREGISTERED SECURITIES

     On February 14, 2000, we purchased Bresnan Communications Company Limited Partnership for a total purchase price of approximately $3.1 billion, consisting of approximately $1.1 billion in cash, $1.0 billion in Class C membership units in Charter Communications Holding Company and Class A membership units in CC VIII, LLC that are exchangeable for Charter Communications, Inc. Class A common stock, and $963.3 million in assumed debt. The Bresnan sellers have unlimited "piggyback" registration rights and up to four "demand" registration rights with respect to the Class A common stock issued in exchange for the membership units in Charter Communications Holding Company and CC VIII, LLC. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. The above securities were offered and sold by Charter in reliance upon the exemption from registration pursuant to
Section 4(2) of the Securities Act.

SELECTED FINANCIAL DATA

                                       CHARTER COMMUNICATIONS
                                        PROPERTIES HOLDINGS             CHARTER COMMUNICATIONS, INC.
                                    ----------------------------   ---------------------------------------
                                       YEAR ENDED                                       YEAR ENDED
                                      DECEMBER 31,       1/1/98     12/24/98           DECEMBER 31,
                                    -----------------   THROUGH     THROUGH     --------------------------
                                     1996      1997     12/23/98    12/31/98       1999           2000
                                    -------   -------   --------   ----------   -----------   ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations:
  Revenues........................  $14,881   $18,867   $ 49,731   $   13,713   $ 1,428,244   $  3,249,222
                                    -------   -------   --------   ----------   -----------   ------------
Operating Expenses:
  Operating, general and
    administrative................    8,123    11,767     25,952        7,134       737,957      1,651,353
  Depreciation and amortization...    4,593     6,103     16,864        8,318       745,315      2,473,082
  Option compensation expense.....       --        --         --          845        79,979         40,978
  Management fees/corporate
    expense charges...............      446       566      6,176          473        51,428         55,243
                                    -------   -------   --------   ----------   -----------   ------------
  Total operating expenses........   13,162    18,436     48,992       16,770     1,614,679      4,220,656
                                    -------   -------   --------   ----------   -----------   ------------
Income (loss) from operations.....    1,719       431        739       (3,057)     (186,435)      (971,434)
Interest expense..................   (4,415)   (5,120)   (17,277)      (2,353)     (477,799)    (1,059,130)
Interest income...................       20        41         44          133        34,467          7,348
Loss on equity investments........       --        --         --           --            --        (19,262)
Other income (expense)............      (47)       25       (728)          --        (8,039)       (12,467)
                                    -------   -------   --------   ----------   -----------   ------------
Income (loss) before income taxes
  and minority interest...........   (2,723)   (4,623)   (17,222)      (5,277)     (637,806)    (2,054,945)
Income tax expense................       --        --         --           --        (1,030)            --
                                    -------   -------   --------   ----------   -----------   ------------
Income (loss) before minority
  interest........................   (2,723)   (4,623)   (17,222)      (5,277)     (638,836)    (2,054,945)
                                    -------   -------   --------   ----------   -----------   ------------
Minority interest in loss of
  subsidiary......................       --        --         --        5,275       572,607      1,226,295
                                    -------   -------   --------   ----------   -----------   ------------
Net income (loss).................  $(2,723)  $(4,623)  $(17,222)  $       (2)  $   (66,229)  $   (828,650)
                                    -------   -------   --------   ----------   -----------   ------------
Loss per common share, basic and
  diluted.........................      N/A       N/A        N/A   $    (0.04)  $     (2.22)  $      (3.67)
                                    -------   -------   --------   ----------   -----------   ------------
Weighted-average common shares
  outstanding.....................      N/A       N/A        N/A       50,000    29,811,202    225,697,775
                                    -------   -------   --------   ----------   -----------   ------------
Balance sheet data (at end of
  period)
Total assets......................  $67,994   $55,811   $281,969   $4,335,527   $18,966,507   $ 23,043,566
Total debt........................   59,222    41,500    274,698    2,002,206     8,936,455     13,060,455
Minority interest.................       --        --         --    2,146,549     5,381,331      4,089,329
Redeemable securities.............       --        --         --           --       750,937      1,104,327
Member's equity (deficit)/
  Shareholders' equity............    2,648    (1,975)    (8,397)         830     3,011,079      3,123,204

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for a discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Communications, Inc. as of and for the years ended December 31, 2000 and 1999 and for the period from December 24, 1998 through December 31, 1998 and the audited consolidated financial statements of Charter Communications Properties Holdings, LLC (CCPH) for the period from January 1, 1998 through December 23, 1998.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain significant past events. Those events include numerous mergers, acquisitions, and debt financing transactions over the last few years and our initial public stock offering in November 1999.

ORGANIZATIONAL HISTORY

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Holdings effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and in which Charter Investment had an ownership interest. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings which Charter Investment began managing in October 1998.

THE CHARTER COMPANIES

     Prior to the acquisition by Mr. Allen, the Charter companies were as follows:

     (1) CCPH

          CCPH was a wholly owned subsidiary of Charter Investment. The primary subsidiary of CCPH, which owned the cable systems, was Charter Communications Properties, LLC. On May 20, 1998, CCPH acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt. In connection with Mr. Allen's acquisition on December 23, 1998, CCPH was merged out of existence, and Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

          The controlling interests in CCA Group were held by affiliates of Kelso & Co., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Kelso affiliates the interests the Kelso affiliates held in CCA Group. Later, the operating companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

          The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Charterhouse Group affiliates the interests the Charterhouse Group affiliates held in CharterComm Holdings. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition of us on December 23, 1998, some of the non-operating subsidiaries, including CharterComm Holdings were merged out of existence.

     The acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. Accordingly, our results of operations for periods prior to and including December 23, 1998 include the accounts of CCPH. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated, and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In the initial public offering, substantially all of the equity interests in Charter Communications, Inc. were sold to the public, and less than 1% of its equity interests were sold to Mr. Allen. Charter Communications, Inc. contributed substantially all of the proceeds of its initial public offering to Charter Communications Holding Company, which issued membership units to Charter Communications, Inc. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to Charter Communications, Inc. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III.

THE MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own cable systems. This agreement placed the Marcus cable systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

ACQUISITIONS

     Since January 1, 1999, we completed sixteen acquisitions for an aggregate purchase price of $14.3 billion including aggregate cash payments of $9.1 billion, $3.3 billion of assumed debt and $1.9 billion of equity interests issued. These acquisitions were funded through the issuance of stock and long-term debt, bank borrowings and internally generated funds. In 2000, we transferred the cable systems we acquired in three of those acquisitions (Fanch, Falcon and Avalon) to Charter Holdings. All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.

     The following table sets forth information on our acquisitions in 1999 and 2000.

                                                PURCHASE PRICE (IN MILLIONS)                            REVENUES SINCE
                                         ------------------------------------------                    ACQUISITION DATE
                          ACQUISITION     CASH     ASSUMED    SECURITIES     TOTAL     ACQUIRED     ----------------------
                             DATE         PAID      DEBT        ISSUED       PRICE     CUSTOMERS      1999         2000
                          -----------    ------    -------    ----------    -------    ---------    --------    ----------
                                                                          (IN THOUSANDS)
Renaissance.............      4/99       $  348    $  111           --      $   459      134,000    $ 42,032    $   70,312
American Cable..........      5/99          240        --           --          240       69,000      24,904        42,151
Greater Media Systems...      6/99          500        --           --          500      176,000      32,313        95,988
Helicon.................      7/99          410       115           25(a)       550      171,000      35,658        89,872
Vista...................      7/99          126        --           --          126       26,000       5,751        14,253
Cable Satellite.........      8/99           22        --           --           22        9,000       1,917         4,750
Rifkin..................      9/99        1,200       128          133(b)     1,461      463,000      67,514       236,370
InterMedia..............     10/99          873        --           --          873(c)   278,000      54,850       229,489
Fanch...................     11/99        2,400        --           --        2,400      535,600      32,281       266,031
Falcon..................     11/99        1,250     1,700          550(d)     3,500      977,200      56,051       456,999
Avalon..................     11/99          558       274           --          832      270,800      13,929       124,068
                                         ------    ------       ------      -------    ---------
        Total -- 1999
         Acquisitions...                 $7,927    $2,328       $  708      $10,963    3,109,600
Interlake...............      1/00           13        --           --           13        6,000          --         1,713
Bresnan.................      2/00        1,100       963        1,015(e)     3,078      695,800          --       297,080(g)
Capital Cable...........      4/00           60        --           --           60       23,200          --         7,513
Farmington..............      4/00           15        --           --           15        5,700          --         1,571
Kalamazoo...............      9/00           --        --          171(f)       171       50,700          --         7,360
                                         ------    ------       ------      -------    ---------    --------    ----------
        Total -- 2000
         Acquisitions...                 $1,188    $  963       $1,186      $ 3,337      781,400
        Total -- 1999 &
          2000
          Acquisitions..                 $9,115    $3,291       $1,894      $14,300    3,891,000    $367,200    $1,945,520
                                         ======    ======       ======      =======    =========    ========    ==========

---------------
(a) Purchase price component represents a preferred limited liability interest of Charter-Helicon, LLC, a direct wholly owned subsidiary.

(b) Purchase price component relates to equity in Charter Communications Holding Company.

(c) As part of this transaction, we agreed to "swap" some of our non-strategic cable systems serving customers in Indiana, Montana, Utah and Northern Kentucky. At the closing we retained a cable system located in Indiana for which we were unable to timely obtain necessary regulatory approvals of the system transfer. Such approval was subsequently obtained and the Indiana system assets were transferred in March 2000. This transaction, including the transfer of the retained Indiana system, resulted in a net increase of 273,300 customers.

(d) Purchase price component relates to common membership units in Charter Communications Holding Company issued to certain of the Falcon sellers.

(e) Purchase price component is comprised of $385 million in equity in Charter Communications Holding Company and $630 million of equity in CC VIII.

(f) In connection with this transaction, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter's Class A common stock.

(g) Includes revenues of approximately $.6 million related to the cable systems acquired by Bresnan since December 31, 1999.

PENDING AT&T TRANSACTIONS

     In February 2001, we entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that will result in a net addition of approximately 512,000 customers for the Charter cable systems. In the pending AT&T transactions, we expect to acquire cable systems from AT&T Broadband serving approximately 574,000 customers in Missouri, Alabama, Nevada and California for a total of $1.79 billion. A portion of the purchase price will consist of Charter cable systems valued at $249 million serving approximately 62,000 customers in Florida. Of the balance of the purchase price, up to $501.5 million will be paid in Class A common stock and the remainder will be paid in cash. Charter Holdings and Charter Capital have a commitment for a bridge loan from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit Partners LP for temporary financing of the cash portion of the purchase price. See "-- Financing Activities." We expect to obtain permanent financing through one or more debt or equity financing transactions or a combination thereof. The acquisition transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review.

OVERVIEW OF OPERATIONS

     Approximately 87% of our revenues for the year ended December 31, 2000 are attributable to monthly subscription fees charged to customers for our basic, expanded basic, premium and digital cable television programming services, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service, equipment rental and ancillary services provided by our cable systems. The remaining 13% of revenues is derived from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services and franchise revenues. We have generated increased revenues in each of the past three years, primarily through customer growth from acquisitions, internal customer growth, basic and expanded tier rate increases and revenues from new services and products.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, interest expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

RESULTS OF OPERATIONS

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in thousands).

                              CHARTER
                          COMMUNICATIONS
                        PROPERTIES HOLDINGS                             CHARTER COMMUNICATIONS
                       ---------------------      ------------------------------------------------------------------
                              PERIOD                     PERIOD
                          JANUARY 1, 1998          DECEMBER 24, 1998          YEAR ENDED             YEAR ENDED
                       TO DECEMBER 23, 1998       TO DECEMBER 31, 1998     DECEMBER 31, 1999      DECEMBER 31, 2000
                       ---------------------      --------------------    -------------------    -------------------
STATEMENTS OF
  OPERATIONS:
Revenues.............   $ 49,731      100.0%       $13,713      100.0%    $1,428,244    100.0%   $3,249,222    100.0%
Operating expenses:
  Operating, general
    and
    administrative
    costs............     25,952       52.2%         7,134       52.0%       737,957     51.7%    1,651,353     50.8%
  Deprecation and
    Amortization.....     16,864       33.9%         8,318       60.7%       745,315     52.2%    2,473,082     76.1%
  Option compensation
    expense..........         --         --            845        6.2%        79,979      5.6%       40,978      1.3%
  Management
    fees/corporate
    expense
    charges..........      6,176       12.4%           473        3.4%        51,428      3.6%       55,243      1.7%
                        --------      -----        -------      -----     ----------    -----    ----------    -----
Total operating
  expenses...........     48,992       98.5%        16,770      122.3%     1,614,679    113.1%    4,220,656    129.9%
                        --------      -----        -------      -----     ----------    -----    ----------    -----
Income (loss) from
  operations.........        739        1.5%        (3,057)     (22.3)%     (186,435)   (13.1)%    (971,434)   (29.9)%
Interest expense.....    (17,277)     (34.7)%       (2,353)     (17.2)%     (477,799)   (33.5)%  (1,059,130)   (32.6)%
Interest income......         44         .1%           133        1.0%        34,467      2.4%        7,348       .2%
Loss on equity
  investments........         --         --             --         --             --       --       (19,262)     (.6)%
Other income
  (expense)..........       (728)      (1.5)%           --         --         (8,039)     0.6%      (12,467)     (.4)%
                        --------      -----        -------      -----     ----------    -----    ----------    -----
Loss before taxes and
  minority
  interest...........    (17,222)     (34.6)%       (5,277)     (38.5)%     (637,806)   (44.7)%  (2,054,945)   (63.2)%
                        --------      -----        -------      -----     ----------    -----    ----------    -----
Income Tax Expense...         --         --             --         --         (1,030)      --            --       --
Minority interest in
  loss of
  subsidiary.........         --         --          5,275       38.5%       572,607     40.1%    1,226,295     37.7%
                        --------      -----        -------      -----     ----------    -----    ----------    -----
Net Loss.............   $(17,222)     (34.6)%      $    (2)       0.0%    $  (66,229)    (4.6)%  $ (828,650)   (25.5)%
                        ========      =====        =======      =====     ==========    =====    ==========    =====

FISCAL 2000 COMPARED TO FISCAL 1999

     REVENUES. Revenues increased by $1,821.0 million or 127% from $1,428.2 million in 1999 to $3,249.2 million in 2000. System operations acquired after January 1, 1999 accounted for $1,578.3 million or 87% of the increase in 2000, while systems acquired before January 1, 1999 accounted for $242.7 million or 13%. Revenues by service offering are as follows (dollars in thousands):

                                             2000                    1999
                                     ---------------------   ---------------------
                                                    % OF                    % OF                    %
                                      BALANCE     REVENUES    BALANCE     REVENUES     CHANGE     CHANGE
                                     ----------   --------   ----------   --------   ----------   ------
Basic..............................  $2,249,339      69%     $1,002,954      70%     $1,246,385    124%
Premium............................     226,598       7%        124,788       9%        101,810     82%
Pay-per-view.......................      28,590       1%         27,537       2%          1,053      4%
Digital............................      91,115       3%          8,299      .5%         82,816    998%
Data services......................      63,330       2%         10,107      .5%         53,223    527%
Advertising sales..................     220,205       7%         71,997       5%        148,208    206%
Other..............................     370,045      11%        182,562      13%        187,483    103%
                                     ----------     ---      ----------     ---      ----------
                                     $3,249,222     100%     $1,428,244     100%     $1,820,978
                                     ==========     ===      ==========     ===      ==========

     In 2000, we added 898,300 basic customers from 5,452,600 to 6,350,900, of which approximately 741,100 was a result of acquisitions. The remaining 157,200 relates to internal growth, which is an increase of approximately 2.5% compared to the prior year on a pro forma basis.

     Premium units increased by 2,094,700 from 2,844,400 to 4,939,100, of which approximately 300,100 was a result of acquisitions. The remaining increase of 1,794,600 is the result of aggressive marketing and pricing of premium products related to upgrades.

     In 2000, we added 943,300 digital customers from 126,200 to 1,069,500. Of the total increase, approximately 29,200 was the result of acquisitions and 914,100 was the result of internal growth or upgrades. The pace of growth increased throughout the year as we upgraded our systems. We surpassed our expectations throughout the year, with an average of 17,500 digital installations per week during 2000 which increased to 40,000 digital installations per week in December 2000. Growth was a result of intense marketing efforts and strong demand for this service.

     Data customers increased by 180,400 from 72,000 to 252,400 of which 12,400 was the result of acquisitions and 168,000 was the result of internal growth. Our system upgrades facilitated interactive capability necessary to offer high-speed interactive service. Growth in data services was also the result of strong marketing efforts coupled with increased demand for such services.

     Advertising revenues increased $148.2 million from $72.0 million in 1999 to $220.2 million in 2000 of which approximately $101.8 million was the result of operations acquired after January 1, 1999. In addition, as a result of our rebuild efforts, we experienced increased capacity due to expanded channel line-ups and thus, increased advertising. The significant level of political campaign advertising in 2000 also contributed to increased advertising revenues.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $913.4 million from $738.0 million in 1999 to $1,651.4 million in 2000. System operations acquired after January 1, 1999 accounted for $813.8 million or 89% of the increase in 2000 while systems acquired before January 1, 1999 accounted for $99.6 million or 11%. Key expense components as a percentage of revenues are as follows (dollars in thousands):

                                                2000                   1999
                                        ---------------------   -------------------
                                                       % OF                  % OF                  %
                                         BALANCE     REVENUES   BALANCE    REVENUES    CHANGE    CHANGE
                                        ----------   --------   --------   --------   --------   ------
Programming...........................  $  736,043      23%     $330,754      23%     $405,289    123%
General and administrative............     543,865      17%      237,480      17%      306,385    129%
Service...............................     192,603       6%       99,486       7%       93,117     94%
Marketing.............................      63,789       2%       23,447       2%       40,342    172%
Advertising sales.....................      56,499       2%       31,281       2%       25,218     81%
Other.................................      58,554       2%       15,509       1%       43,045    278%
                                        ----------              --------              --------
                                        $1,651,353              $737,957              $913,396
                                        ==========              ========              ========

     Of the $405.3 million increase in programming, approximately $355.7 million or 88% relates to operations acquired after January 1, 1999. The remaining $49.6 million increase is due to continued inflationary or negotiated increases, particularly in sports programming, coupled with increased channel capacity. The increase in general and administrative costs of $306.4 million reflects an increase of $275.0 million or 90% related to operations acquired after January 1, 1999. The remaining increase of $31.4 million is due to increases in corporate and regional resources to support our growth. Service expenses increased $93.1 million, of which $87.0 million or 93% relates to operations acquired after January 1, 1999 and $6.1 million or 7% is a result of internal growth. Marketing expenses increased $40.3 million to $63.8 million in 2000, of which approximately $20.1 million or 50% relates to operations acquired after January 1, 1999. The remaining increase of $20.2 million relates to promotions of advanced product offerings, including Charter Digital Cable and TV-based high-speed Internet service. Advertising expenses increased $25.2 million, of which the majority relates to operations acquired after January 1, 1999. Other operating expenses increased by $43.0 million from $15.5 million in 1999 to $58.6 million in 2000, of which the majority relates to operations acquired after January 1, 1999.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $3.8 million from $51.4 million in 1999 to $55.2 million in 2000. The increase was primarily a result of continued growth from acquisitions.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1,727.8 million from $745.3 million in 1999 to $2,473.1 million in 2000. This increase was due to a full year of expense on the fixed assets and franchises of our 1999 acquisitions, a partial year of expense on 2000 acquisitions and capital expenditures of $2.8 billion to rebuild and upgrade our cable systems in 2000. Related to the rebuild and upgrade of our plant, the useful lives of certain depreciable assets were shortened. As a result, an additional $508.5 million of depreciation expense was recorded during 2000. These increases were partially offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $39.0 million from $80.0 million in 1999 to $41.0 million in 2000. The expense relates to option grants at the time of our initial public offering at prices less than the estimated fair market value of our stock resulting in compensation expense to be accrued over the vesting period of the options.

     INTEREST EXPENSE. Interest expense increased by $581.3 million from $477.8 million in 1999 to $1,059.1 million in 2000. The increase in interest expense was a result of increased average debt outstanding in 2000 of $12,281.2 million compared to $7,108.5 million in 1999, coupled with an increase in our average borrowing rate of .66% from 8.36% in 1999 to 9.02% in 2000. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income decreased by $27.1 million from $34.5 million in 1999 to $7.3 million in 2000. The decrease in interest income was a result of lower cash on hand in 2000 due to required credit facility drawdowns in 1999 which were not required in 2000.

     LOSS ON EQUITY INVESTMENTS. The loss in 2000 was primarily due to losses of $7.5 million on investments carried under the equity method of accounting and other than temporary losses of $11.8 million on investments carried under the cost method.

     MINORITY INTEREST IN LOSS OF SUBSIDIARY. Minority interest in loss of subsidiary represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NET LOSS. Net loss increased by $762.5 million from $66.2 million in 1999 to $828.7 million in 2000 as a result of the combination of factors discussed above.

FISCAL 1999 COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

     REVENUES. Revenues increased by $1,378.5 million, from $49.7 million for the period from January 1, 1998 through December 23, 1998 to $1,428.2 million in 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional revenues from these entities included for the year ended December 31, 1999 were $618.8 million, $386.7 million and $350.1 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE COSTS. Operating, general and administrative costs increased by $712.0 million, from $26.0 million for the period from January 1, 1998 through December 23, 1998 to $738.0 million in 1999. This increase was due primarily to the acquisition of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional operating, general and administrative expenses from these entities included for the year ended December 31, 1999 were $338.5 million, $209.3 million and $158.8 million, respectively.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $728.5 million, from $16.9 million, for the period from January 1, 1998 through December 23, 1998 to $745.3 million in 1999. There was a significant increase in amortization expense resulting from the acquisitions of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional depreciation and amortization expense from these entities included for the year ended December 31, 1999 were $346.3 million, $203.5 million and $195.1 million, respectively. The increases were offset by the elimination of depreciation and amortization expense related to disposition of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense in 1999 was $80.0 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options on the date of grant were less than the estimated fair values of the underlying membership units, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $45.3 million, from $6.2 million, for the period from January 1, 1998 through December 23, 1998 to $51.4 million in 1999. The increase in 1998 compared to 1999 was the result of the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     INTEREST INCOME. Interest income increased by $34.4 million, from $.04 million for the period from January 1, 1998 through December 23, 1998 to $34.5 million in 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities drawdowns, our initial public offering of Class A common stock and the sale of the March 1999 Charter Holdings notes.

     INTEREST EXPENSE. Interest expense increased by $460.5 million, from $17.3 million for the period from January 1, 1998 through December 23, 1998 to $477.8 million in 1999. This increase resulted primarily from interest on the notes and credit facilities used to finance the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     MINORITY INTEREST. Minority interest is $5.3 million for the period from December 24, 1998 through December 31, 1998 and $572.6 million for the year ended December 31, 1999. The minority interest represents the ownership in Charter Communications Holding Company by entities other than Charter Communications, Inc. For financial reporting purposes, 50,000 of the membership units Charter Communications Holding Company previously issued to companies controlled by Mr. Allen are considered held by Charter Communications, Inc. since December 24, 1998.

     NET LOSS. Net loss increased by $49.0 million, from $17.2 million for the period from January 1, 1998 through December 23, 1998 to $66.2 million in 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings and Marcus Holdings was not sufficient to offset the operating expenses associated with the acquired systems.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, borrowings under our credit facilities and debt and equity transactions. Our cash flows from operating activities were $1.1 billion, $479.9 million and $22.6 million in 2000, 1999 and 1998, respectively. As of December 31, 2000, we have availability of $805.6 million under our bank credit facilities. Since January 1, 1999, we have incurred significant additional debt to fund our capital expenditures and growth through acquisition. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. We anticipate incurring substantial additional debt in the future. Our credit facilities and other debt instruments contain various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See "-- Certain Trends and Uncertainties -- Restrictive Covenants" for further information.

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system maintenance, the development of new products and services, and set-top terminals.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access, video-on-demand, telephony and interactive services.

     We made capital expenditures, excluding acquisitions of cable systems, of $2.83 billion and $741.5 million for the years ended December 31, 2000 and 1999, respectively. The majority of these capital expenditures in 2000 relate to our accelerated rebuild and upgrade program and purchases of converters and were funded from cash flows from operations and borrowings under credit facilities.

     Excluding the pending AT&T transactions, for 2001, 2002 and 2003, we expect to spend a total of approximately $2.9 billion, $1.75 billion and $950,000, respectively, to upgrade and rebuild our systems in order to offer advanced services to our customers. In addition, we anticipate rebuild costs associated with the AT&T systems we expect to acquire to total approximately $350 million. In 2001, our capital expenditures will include extensions of systems, development of new products and services, purchases of converters, system improvements and the build out of six new advanced customer call centers in 2001. The amount that we spend on these types of capital expenditures will depend on the level of our growth in digital cable customers and in the delivery of other advanced services. Currently, a projected $500 million to $750 million funding shortfall exists through late 2002 or early 2003 when we expect to become cash flow positive. If we borrow the full amount available under the Charter Holdings 2001 bridge loan commitment, our planned capital expenditures are funded through the end of 2002 and our funding shortfall will be $300 million to $500 million through

2003. We expect to fund our projected shortfall with additional bank debt, high yield debt, or equity offerings or any combination thereof. The amount of this projected shortfall could increase if there is accelerated growth in digital cable customers or in the delivery of other advanced services.

     We cannot be sure that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, expansion and maintenance and to roll out advanced services or that we will be able to acquire necessary plant and equipment from vendors to complete our upgrade and rebuild on schedule. If we are not able to obtain financing sufficient to fund our planned upgrades and other capital expenditures, it could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations. See "-- Certain Trends and Uncertainties" for further information.

RECENT INVESTING ACTIVITIES

     HIGH SPEED ACCESS CORP. In December 2000, Vulcan Ventures, Inc., an entity controlled by Mr. Allen, and Charter Communications Ventures, LLC invested $38.0 million and $37.0 million, respectively, in exchange for 38,000 shares and 37,000 shares, respectively, of senior convertible preferred stock of High Speed Access. The preferred stock has a liquidation preference of $1,000 per share, in general, shares in dividends on High Speed Access common stock on an "as converted to common stock" basis and is convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Vulcan Ventures and Charter Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction.

FINANCING ACTIVITIES

     As of December 31, 2000, our total debt was approximately $13.1 billion. Actual debt outstanding at December 31, 2000 and pro forma for the issuance of the January 2001 Charter Holdings notes described herein is summarized below (dollars in thousands):

                                                                 ACTUAL        PRO FORMA
                                                               BALANCE AT      BALANCE AT
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            2000
                                                              ------------    ------------
LONG TERM DEBT
Charter Communications, Inc.:
  5.75% Convertible Senior Notes, due 2005..................  $   750,000     $   750,000
Charter Holdings:
  8.250% Senior Notes, due 2007.............................      600,000         600,000
  8.625% Senior Discount Notes, due 2009....................    1,500,000       1,500,000
  9.920% Senior Notes, due 2011.............................    1,475,000       1,475,000
  10.0% Senior Notes, due 2009..............................      675,000         675,000
  10.25% Senior Notes, due 2010.............................      325,000         325,000
  11.75% Senior Discount Notes, due 2010....................      532,000         532,000
  10.75% Senior Notes, due 2009.............................           --         900,000
  11.125% Senior Notes, due 2011............................           --         500,000
  13.5% Senior Discount Notes, due 2011.....................           --         675,000
Senior Bridge Loan Facility.................................      272,500              --
Renaissance:
  10.00% Senior Discount Notes, due 2008....................      114,413         114,413
CC V Holdings -- Avalon:
  11.875% Senior Discount Notes, due 2006...................      179,750         179,750
Other long-term debt........................................        1,971           1,971
CREDIT FACILITIES
Charter Operating...........................................    4,432,000       3,555,000
CC V -- Avalon..............................................      213,000         213,000
CC VI -- Fanch..............................................      895,000         825,000
CC VII -- Falcon............................................    1,050,000         565,000
CC VIII -- Bresnan..........................................      712,000         712,000
                                                              -----------     -----------
                                                               13,727,634      14,098,134
Unamortized discount........................................     (667,179)       (992,338)
                                                              -----------     -----------
                                                              $13,060,455     $13,105,796
                                                              ===========     ===========

     MARCH 1999 CHARTER HOLDINGS NOTES. In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     As of December 31, 2000, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was $1.08 billion.

     JANUARY 2000 CHARTER HOLDINGS NOTES. In January 2000, Charter Holdings and Charter Communications Holdings Capital Corporation issued $1.5 billion principal amount of senior notes. The January 2000

Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.00% senior notes due 2009, $325.0 million in aggregate principal amount of 10.25% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.75% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures.

     As of December 31, 2000, $1.0 billion of the January 2000 Charter Holdings 10.00% and 10.25% senior notes were outstanding, and the accreted value of the 11.75% senior discount notes was approximately $335.5 million.

     CHARTER OPERATING CREDIT FACILITIES. The Charter Operating credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures in September 2007 (Term A), and the other with a principal amount of $2.45 billion that matures in March 2008 (Term B). The Charter Operating credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date in September 2007 and, at the option of the lenders, supplemental credit facilities in the amount of $400.0 million available until March 18, 2002. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.39% to 9.27% as of December 31, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. As of December 31, 2000, outstanding borrowings were approximately $4.4 billion, and the unused availability was $268.0 million.

     RENAISSANCE NOTES. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163.2 million principal amount at maturity of 10% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008. In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of December 31, 2000, the accreted value of the Renaissance notes that remain outstanding was approximately $94.6 million.

     FALCON DEBENTURES. We acquired Falcon in November 1999 and assumed Falcon's outstanding $375.0 million in principal amount of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010 with an accreted value of approximately $319.1 million.

     In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% senior debentures with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% senior discount debentures with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, the previous Falcon credit facilities were amended to provide for two term facilities, one with a principal amount of $196.0 million that matures June 2007 (Term B), and the other with the principal amount of $294.0 million that matures December 2007 (Term C). The Falcon credit facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and, at the option of the lenders, supplemental credit facilities in the amount of up to $700.0 million with a maturity date in December 2007. Amounts under the Falcon credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (8.14% to 9.50% as of December 31, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 2000, unused availability was $196.1 million.

     AVALON CREDIT FACILITIES. In January 2001, two of our subsidiaries, Bresnan and Avalon, were merged. Upon completion of the Bresnan/Avalon combination, all amounts outstanding under the Avalon credit facilities were repaid and the Avalon credit facilities were terminated. The Bresnan credit facilities were amended and restated to among other things, increase borrowing availability by $550.0 million.

     AVALON NOTES. In connection with the acquisition of Avalon in November 1999, we assumed Avalon's outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the Avalon 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of December 31, 2000, Avalon 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $128.4 million.

     At the same time, through change of control offers and purchases in the open market, we repurchased all of the $150.0 million aggregate principal amount of the Avalon 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with equity contributions from Charter Holdings, which made the cash available from the proceeds of its sale of the January 2000 Charter Holdings notes.

     FANCH CREDIT FACILITIES. The Fanch credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The Fanch credit facilities also provide for a $350.0 million revolving credit facility with a maturity date in May 2008 and, at the option of the lenders, supplemental credit facilities in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% (8.15% to 9.55% as of December 31, 2000). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price. As of December 31, 2000, outstanding borrowings were $895.0 million, and unused availability was $305.0 million. However, debt covenants limit the amount that can be borrowed to $153.5 million at December 31, 2000.

     BRESNAN NOTES. We acquired Bresnan in February 2000 and assumed Bresnan's outstanding $170.0 million in principal amount of 8% senior notes due 2009 and $275.0 million in principal amount at maturity of 9.25% senior discount notes due 2009 with an accreted value of $192.2 million. In March 2000, we repurchased all of the outstanding Bresnan notes at purchase prices of 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million, using proceeds from the sale of the January 2000 Charter Holdings notes.

     BRESNAN CREDIT FACILITIES. Upon the closing of the Bresnan/Avalon combination, the Bresnan credit facilities were amended and restated. As amended, the Bresnan credit facilities provide for borrowings of up to $1.45 billion. The Bresnan credit facilities provide for two term facilities, one with a principal amount of $500.0 million (Term A), and the other with a principal amount of $500.0 million (Term B). The Bresnan credit facilities also provide for a $450.0 million revolving credit facility with a maturity date in June 2007 and, at the option of lenders, supplemental facilities in the amount of $500.0 million. Amounts under the Bresnan credit facilities bear interest at the Base Rate or the Eurodollar Rate, as defined, plus a margin of up to 2.75%. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of Term A and the revolving credit facility. At the closing of the Bresnan acquisition, we borrowed approximately $599.9 million to replace the borrowings outstanding under the previous credit facilities and an additional $30.0 million to fund a portion of the Bresnan purchase price. As of December 31, 2000, outstanding borrowings were $712.0 million and unused availability was $188.0 million.

     CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the Falcon revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds from the sale of Charter Communications, Inc.'s convertible senior notes were contributed as equity to Charter Holdings. Charter Holdings used all of the net proceeds therefrom to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. As of

January 5, 2001, the remaining balance of $272.5 million on the Charter Holdings 2000 senior bridge loan facility was paid down with the proceeds from the sale of the Charter Holdings January 2001 notes.

     CONVERTIBLE SENIOR NOTES. On October 30, 2000, Charter Communications, Inc. issued convertible senior notes due 2005 with a principal amount of $650.0 million. An additional $100.0 million pursuant to the initial purchasers' over-allotment option were issued on November 3, 2000. The convertible senior notes have an annual interest rate of 5.75%, payable semi-annually, and are convertible into shares of Charter Communications, Inc.'s Class A common stock at $21.56 per share. The issuance was made in a private placement pursuant to Rule 144A under the Securities Act. The net proceeds were used to repay $727.5 million outstanding under the Charter Holdings 2000 senior bridge loan facility.

     JANUARY 2001 CHARTER HOLDINGS NOTES. In January 2001, Charter Holdings and Charter Communications Holdings Capital Corporation issued $900 million 10.75% senior notes due 2009, $500 million 11.125% senior notes due 2011 and $350.6 million 13.5% senior discount notes due 2011 with a principal amount at maturity of $675 million. The net proceeds were approximately $1.72 billion, after giving effect to discounts, commissions and expenses. The net proceeds from the January 2001 Charter Holdings notes were used to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the Fanch revolving credit facility, a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, and for general corporate purposes.

     The 10.75% senior notes are not redeemable prior to maturity. Interest is payable semi-annually on April 1 and October 1, beginning October 1, 2001 until maturity.

     The 11.125% senior notes are redeemable at the option of the issuers at amounts decreasing from 106.750% to 100% of par value beginning on January 15, 2006, plus accrued and unpaid interest, to the date of redemption. At any time prior to January 15, 2004, the issuers may redeem up to 35% of the aggregate principal amount of the 11.125% senior notes at a redemption price of 111.125% of the principal amount under certain conditions. Interest is payable semi-annually in arrears on January 15 and July 15, beginning on July 15, 2001, until maturity.

     The 13.5% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 105.563% to 100% of the accreted value beginning January 15, 2006. At any time prior to January 15, 2004, the issuers may redeem up to 35% of the aggregate principal amount of the 13.5% senior notes at a redemption price of 113.5% of the accreted value under certain conditions. Interest is payable in arrears on January 15 and July 15, beginning on July 15, 2006, until maturity. The discount on the 13.5% senior discount notes is being accreted using the effective interest method.

     These notes rank equally with the current and future unsecured and unsubordinated indebtedness of Charter Holdings, including the existing senior notes and senior discount notes and trade payables. The notes are structurally subordinated to all existing and future liabilities, including trade payables of the subsidiaries of Charter Holdings.

     2001 SENIOR BRIDGE LOAN COMMITMENT. On February 26, 2001, Charter Holdings and Charter Capital signed a commitment with Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit Partners LP, to provide senior increasing rate bridge loans of up to $2 billion for capital expenditures, general corporate purposes, and to fund the cash portion of the pending AT&T transactions. If any of the pending AT&T transactions is not completed, the commitment would be reduced by the amount of the commitment allocated to such portion of the transaction, up to $1 billion.

     The bridge loans would bear interest initially at a rate equal to the bid-side yield of the 11.125% senior notes, less 25 basis points. The rate would increase by 125 basis points at the end of the first 90 days after funding, and 50 basis points for each 90-day period after the first 90 days.

     The commitment expires on December 31, 2001 unless the bridge loan agreement has been signed. The bridge loans would mature one year from the date of first funding, but can, at the borrowers' election, be converted into senior term loans that would be due nine years after such conversion. Interest on the senior term loans would initially be the rate then in effect for the bridge loans, plus 50 basis points, and would increase by 50 basis points after every 90 days' period after such conversion.

     Following any conversion of the bridge loans into senior term loans, the lenders would have the right to request that their notes be exchanged for notes that would be issued under an indenture with covenants and events of default similar to those in the 11.125% senior notes, but may not be redeemed until the fifth anniversary of the first funding of the bridge loan. After the fifth anniversary, the notes would be redeemable at a premium of one-half of the coupon on the note, declining ratably annually to zero on the date that is two years prior to the maturity date. The bridge loan agreement would require that the borrowers file a shelf registration statement with respect to the exchange notes and to use commercially reasonable efforts to have the statement become effective and available to allow for unrestricted resales of the exchange notes. The exchange notes would bear interest at the higher of the rate of interest applicable to the senior term loans and the bid-side yield of the 11.125% senior notes.

     Interest on the bridge loans, senior term loans or exchange notes would not be lower than 9% and may not exceed 15% annually.

     The prospective lenders' commitments to us are subject to a number of conditions. We cannot assure you that such conditions will be met. If these conditions are not met, these funds will not be available to us and we will need to obtain alternative financing. If we are unable to obtain replacement financing, we could be unable to consummate the pending AT&T transactions.

OUTLOOK

     We believe we are uniquely positioned in the forefront of our industry going into 2001. In 2001, we will continue to aggressively roll out our advanced services, focusing on digital cable and high-speed data. We expect to complete the AT&T transactions in the second and/or third quarters of 2001. The effect of these transactions is not included in this Outlook discussion.

     With "same store" systems running smoothly and major 1999 and 2000 acquisitions successfully integrated, we expect 2001 revenue growth of 14-16% and operating cash flow growth after corporate overhead expense of 12-14%. Basic customer growth is expected to exceed 2% in 2001, consistent with 2000 growth. Digital revenues are expected to increase dramatically from 1.07 million customers at December 31, 2000 with 2 million customers by the end of 2001. In addition, we expect VOD to be available to approximately 2.2 million homes passed by the end of the year. Telephony initiatives will continue to be tested and developed during 2001 with targeted market entry in 2002 or 2003. Furthermore, we will continue our focus on interactive TV, with trials currently in process and expected launches in several markets beginning in 2001. Our advanced technology team is working on DVR capability in advanced digital set-top terminals and wireless home networking. Set-top terminals with built-in DVR functionality should be available to our digital customers in 2001.

     Operating expenses are expected to increase 18%-19% in 2001, driven primarily by increased digital and data sales, as well as higher programming and general and administrative costs. Programming costs are expected to increase approximately 25%. The year over year increase on a per channel basis is approximately 12-13%. Sports programming is the largest portion of the expected increase. The remainder of the increase is due to digital and basic customer growth, new channel launches and higher premium rates. The primary drivers for increased general and administrative costs are higher property taxes of approximately $22 million, resulting from the network upgrades and approximately $11 million of expenses associated with new customer call centers.

     We will continue to evaluate strategic acquisitions and "swaps" of cable systems in order to enlarge the coverage of our current areas of operations. This approach will allow us to generate higher growth in revenues and operating cash flow.

     Customer care will remain a priority at Charter. We plan to build six new customer contact centers in 2001 with capital expenditures of $66 million in 2001. These new centers will serve our customer base with state-of-the-art technology to further improve customer satisfaction. Eventually, each of our twelve regions will have its own customer contact center.

     We will continue our system rebuilds and upgrades so that our customers have access to the latest advanced service technology. We will aggressively evaluate funding opportunities, including bank, equity or high-yield financing, to meet the needs of our future growth plans, including future strategic acquisitions.

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. As of December 31, 2000, pro forma for the offering of the January 2001 Charter Holdings notes and the application of the net proceeds therefrom, our total debt was approximately $13.1 billion. We anticipate incurring significant additional debt in the future, including the Charter Holdings 2001 senior bridge loan commitment, to fund future acquisitions and the expansion, maintenance and upgrade of our cable systems.

     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing at acceptable rates or in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. At December 31, 2000, approximately 53% of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. At December 31, 2000, our weighted-average rate on outstanding bank commitments is approximately 8.33% and approximately 9.50% on high-yield debt, resulting in a blended weighted-average rate of 8.94%. See "-- Interest Rate Risk."

     RESTRICTIVE COVENANTS. Our credit facilities and the indentures governing our outstanding debt contain a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under our credit facilities or the indentures governing our outstanding debt may adversely affect our growth, our financial condition, and our results of operations and the ability to repay amounts due under the notes issued by Charter Communications, Inc. or its subsidiaries.

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     NEW SERVICES AND PRODUCTS GROWTH STRATEGY.  We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services. We cannot be assured that we will be able to offer new advanced services successfully to our customers or that those new advanced services will generate revenues. The amount of our capital expenditures and related roll-out of advanced services may be limited by the availability of certain equipment (in particular, digital set-top terminals and cable modems) due to production capacity constraints of certain vendors and/or materials shortages. We continue to work with our primary vendors to address such problems and have been assured that we will have an adequate supply to meet our demand. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. We have experienced rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. No significant severance cost was incurred in conjunction with acquisitions in 1999 and 2000. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. Effective March 31, 1999, the scope of rate regulation was reduced so that it continues to impact only the lowest level of basic cable service and associated equipment. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission
(FCC) were to require cable systems to carry both the analog and digital versions of local broadcast signals. The FCC is currently conducting a proceeding in which it is considering this channel usage possibility, although it recently issued a tentative decision against such dual carriage.

     There is also uncertainty whether local franchising authorities, state regulators, the FCC, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services. Recently, two federal district courts and a federal circuit court in California struck down as unlawful open-access requirements imposed by three different franchising authorities. The federal circuit court ruling reversed an earlier district court decision that had upheld an open-access requirement.

     In response, the FCC has initiated a proceeding to categorize cable-delivered Internet service and perhaps establish an appropriate regulatory scheme. Company-specific open access requirements were imposed on Time Warner cable systems in connection with the AOL merger.

     Although cable system attachments to public utility poles historically have been regulated at the federal or state level, the provision of non-traditional cable services, like Internet access, may endanger that regulatory protection. The Eleventh Circuit Court of Appeals recently ruled that such services left cable attachments ineligible for regulatory protection, and certain utilities already have proposed vastly higher pole attachment rates. The Eleventh Circuit decision is now scheduled to be reviewed by the United States Supreme Court.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     Our participation in interest rate hedging transactions involves instruments that have a close correlation with our debt, thereby managing our risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

     At December 31, 2000, we had outstanding $1.9 billion, $15.0 million and $520 million in notional amounts of interest rate swaps, caps and collars, respectively.

     The notional amounts of interest rate instruments are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 2000 and 1999, was not significant.

     The fair value of fixed-rate debt at December 31, 2000, was $5.5 billion. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximates the carrying value of $7.3 billion at December 31, 2000, since this debt bears interest at current market rates.

ACCOUNTING STANDARDS NOT YET IMPLEMENTED

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Adoption of these new accounting standards is expected to result in a cumulative effect of a change in accounting principle that increases net loss by approximately $23.9 million.

                     SUPPLEMENTAL UNAUDITED PRO FORMA DATA

     The following Supplemental Unaudited Pro Forma Data is based on the historical financial data of Charter and does not include the effect of the pending AT&T transactions or any borrowings under the Charter Holdings 2001 senior bridge loan commitment. Our financial data, on a consolidated basis, is adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 2000:

     - the acquisitions by Charter Communications, Inc. and its subsidiaries completed since January 1, 2000, including the Bresnan and Kalamazoo acquisitions;

     - borrowings under the Charter Holdings 2000 senior bridge loan facility and the application of a portion of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities;

     - the repayment of a portion of the Charter Holdings 2000 senior bridge loan facility with net proceeds from the issuance and sale of our convertible senior notes; and

     - the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities.

     The pro forma impact of the issuance and sale of the January 2000 Charter Holdings notes is not significant and is therefore not taken into account below.

     The Supplemental Unaudited Pro Forma Data reflects the application of the principles of purchase accounting to the acquisitions completed since January 1, 2000. The purchase price allocations are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that finalization of the purchase price allocation will not have a material impact on our results of operations or financial position.

     The Supplemental Unaudited Pro Forma Data does not purport to be indicative of what our results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                          SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                                   ----------------------------------------------------
                                                         CHARTER            PRO FORMA
                                                   COMMUNICATIONS, INC.   ADJUSTMENTS(A)      TOTAL
                                                   --------------------   --------------   ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
REVENUES:
Basic............................................      $ 2,249,339           $ 36,382      $  2,285,721
Premium..........................................          226,598              5,152           231,750
Pay-per-view.....................................           28,590                474            29,064
Digital..........................................           91,115                736            91,851
Advertising sales................................          220,205              2,519           222,724
Data services....................................           63,330              1,643            64,973
Other............................................          370,045              2,846           372,891
                                                       -----------           --------      ------------
          Total revenues.........................        3,249,222             49,752         3,298,974

                                                          SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000
                                                   ----------------------------------------------------
                                                         CHARTER            PRO FORMA
                                                   COMMUNICATIONS, INC.   ADJUSTMENTS(A)      TOTAL
                                                   --------------------   --------------   ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING EXPENSES:
Programming......................................          736,043             13,144           749,187
General and administrative.......................          543,865              2,300           546,165
Service..........................................          192,603              6,766           199,369
Marketing........................................           63,789                541            64,330
Advertising Sales................................           56,499              5,222            61,721
Other............................................           58,554              1,339            59,893
Depreciation.....................................        1,209,698             15,592         1,225,290
Amortization.....................................        1,263,384             31,253         1,294,637
Option compensation expense......................           40,978                 --            40,978
Corporate expense charges........................           55,243                707            55,950
                                                       -----------           --------      ------------
          Total operating expenses...............        4,220,656             76,864         4,297,520
Loss from operations.............................         (971,434)           (27,112)         (998,546)
Interest expense.................................       (1,059,130)           (65,020)       (1,124,150)
Interest income..................................            7,348                (49)            7,299
Loss on equity investments.......................          (19,262)                --           (19,262)
Other income (expense)...........................          (12,467)               (77)          (12,544)
                                                       -----------           --------      ------------
Loss before minority interest....................       (2,054,945)           (92,258)       (2,147,203)
Minority interest in loss of subsidiary(b).......        1,226,295             40,793         1,267,088
                                                       -----------           --------      ------------
Net loss.........................................      $  (828,650)          $(51,465)     $   (880,115)
                                                       ===========           ========      ============
Loss per common share, basic and diluted(c)......                                          $      (3.77)
Weighted-average common shares outstanding, basic
  and diluted(d).................................                                           233,403,320
Converted loss per common share(e)...............                                          $      (3.60)
Weighted-average common shares outstanding --
  converted(f)...................................                                           596,715,543
OTHER FINANCIAL DATA:
EBITDA(g)........................................        1,469,919             19,656         1,489,575
EBITDA margin(h).................................             45.2%              39.5%             45.2%
Adjusted EBITDA(i)...............................        1,597,869             20,440         1,618,309
OPERATING DATA
  (at end of period, except for average)
Homes passed(j)..................................                                            10,225,000
Basic customers(k)...............................                                             6,350,900
Basic penetration(l).............................                                                  62.1%
Premium units(m).................................                                             4,939,100
Premium penetration(n)...........................                                                  77.8%
Average monthly revenue per basic customer(o)....                                          $      43.29

---------------
(a) Comprised of: (1) Our acquisitions' results of operations from January 1, 2000 to their respective acquisition dates (Interlake -- January 31, 2000; Bresnan -- February 14, 2000; Capital Cable and Farmington -- April 1, 2000; Kalamazoo -- September 7, 2000), as well as the sale of 4,715 customers in Dickinson, North Dakota, completed on December 31, 2000; (2) borrowings under the Charter Holdings 2000 senior bridge loan facility and the application of a portion of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities; (3) repayment of a portion of the Charter Holdings 2000 senior bridge loan facility with net proceeds from the issuance and sale of our convertible senior notes; and (4) the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities.

(b) Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

(c) Basic and diluted loss per common share equals net loss divided by weighted-average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2000, are exchanged for shares of Charter Communications, Inc.'s Class A common stock, none of the convertible senior notes are converted into shares of Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for shares of Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

(d) Represents all shares outstanding as of January 1, 2000 (195,550,000 shares), plus shares issued to the Rifkin, Falcon and Kalamazoo sellers through December 31, 2000 (37,713,122 shares), plus the weighted average of all other shares issued in 2000.

(e) Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of December 31, 2000, are exchanged for shares of Charter Communications, Inc.'s Class A common stock. If all these shares are converted, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted-average common shares outstanding -- converted.

(f) Weighted-average common shares outstanding -- converted assumes the total common membership units in Charter Communications Holding Company totaling 324,300,479 held by Charter Investment and Vulcan Cable III Inc., both entities controlled by Mr. Allen, and 39,011,744 preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged on a one-for-one basis for shares of Charter Communications, Inc.'s Class A common stock. Converted loss per common share assumes no conversion of the convertible senior notes and no exercise of any options.

(g) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(h)  EBITDA margin represents EBITDA as a percentage of revenues.

(i) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, loss on equity investments and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(j) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

(k)  Basic customers are customers who receive basic cable service.

(l) Basic penetration represents basic customers as a percentage of homes passed.

(m) Premium units represent the total number of subscriptions to premium channels.

(n) Premium penetration represents premium units as a percentage of basic customers.

(o) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at period end.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements is required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     Our participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

     The following table summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 2000 (dollars in thousands):

                                                                                                            FAIR VALUE AT
                                                                                                            DECEMBER 31,
                             2001       2002       2003       2004       2005     THEREAFTER     TOTAL          2000
                           --------   --------   --------   --------   --------   ----------   ----------   -------------
DEBT
Fixed Rate...............        --   $    495   $ 67,247   $    279   $750,000   $5,607,613   $6,425,634    $5,496,923
  Average Interest
    Rate.................        --        7.5%      11.8%       7.5%       5.8%         9.7%         9.3%           --
Variable Rate............  $     --   $129,645   $286,170   $418,593   $590,332   $5,877,260   $7,302,000    $7,302,000
  Average Interest
    Rate.................        --        7.6%       7.7%       7.7%       7.7%         8.3%         8.2%           --
INTEREST RATE INSTRUMENTS
  Variable to Fixed
    Swaps................  $720,000   $330,000   $ 80,000   $140,000   $300,000   $  372,713   $1,942,713    $    5,236
  Average Pay Rate.......       7.8%       7.5%       6.8%       6.8%       7.8%         7.7%         7.6%           --
  Average Receive Rate...       7.8%       7.7%       7.7%       7.8%       7.8%         7.9%         7.8%           --
Cap......................        --   $ 15,000         --         --         --           --   $   15,000            --
  Average Cap Rate.......        --        9.0%        --         --         --           --          9.0%           --

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 2000. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 2000, 1999 and 1998 was not significant.

     In addition to the interest rate instruments listed in the table above, we maintain collars with an aggregate $520 million notional amount maturing in 2004. The collar agreements are structured so that if LIBOR falls below 5.3%, the Company pays 6.7%. If the LIBOR rate is between 5.3% and 8.0%, the Company pays

LIBOR. The LIBOR rate is capped at 8.0% if LIBOR falls between 8.0% and 9.9%. If rates go above 9.9%, the cap is removed. As of December 31, 2000, the fair value of the collars was a liability of $10.8 million.

     In January 2001, Charter Holdings and Charter Communications Holdings Capital Corporation issued $900 million 10.75% senior notes due 2009, $500 million 11.125% senior notes due 2011 and $675 million 13.5% senior discount notes due 2011. The net proceeds from the selling of these notes, approximately $1.72 billion, were used, in part, to repay all remaining amounts outstanding under the Charter Holdings 2000 senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants....................  F-1
Report of Independent Auditors..............................  F-2
Report of Independent Auditors..............................  F-3
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 2000 and 1999, and for the Period from
  December 24, 1998, through December 31, 1998..............  F-5
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended December 31, 2000 and 1999 and for the
  Period from December 24, 1998, through December 31,
  1998......................................................  F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000 and 1999, and for the Period from
  December 24, 1998, through December 31, 1998..............  F-7
Notes to Consolidated Financial Statements..................  F-8
CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND
  SUBSIDIARIES:
Report of Independent Public Accountants....................  F-32
Consolidated Statement of Operations for the Period from
  January 1, 1998, through December 23, 1998................  F-33
Consolidated Statement of Changes in Shareholder's
  Investment for the Period from January 1, 1998 through
  December 23, 1998.........................................  F-34
Consolidated Statement of Cash Flows for the Period from
  January 1, 1998, through December 23, 1998................  F-35
Notes to Consolidated Financial Statements..................  F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended and for the period from December 24, 1998, through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Charter Communications VI Operating Company, LLC and subsidiaries, and CC VII Holdings, LLC -- Falcon Systems, as of December 31, 1999, and for the periods from the dates of acquisition through December 31, 1999, which statements on a combined basis reflect total assets and total revenues of 31 percent and 6 percent, respectively, of the related consolidated totals of the Company. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, and for the period from December 24, 1998, through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 8, 2001

                         REPORT OF INDEPENDENT AUDITORS

Charter Communications VI
Operating Company, LLC

     We have audited the consolidated balance sheet of Charter Communications VI Operating Company, LLC and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, member's equity and cash flows for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Charter Communications VI Operating Company, LLC and subsidiaries at December 31, 1999, and the consolidated results of its operations and its cash flows for the period from November 9, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Denver, Colorado
February 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

Sole Member
CC VII Holdings, LLC

     We have audited the combined balance sheet of the CC VII Holdings, LLC -- Falcon Systems as of December 31, 1999, and the related combined statements of operations and parent's investment and cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CC VII Holdings, LLC -- Falcon Systems at December 31, 1999 and the results of its operations and its cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 2, 2000

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   130,702    $   133,706
  Accounts receivable, less allowance for doubtful accounts
     of $12,421 and $11,471, respectively...................      217,667         93,743
  Receivables from related party............................        6,480             --
  Prepaid expenses and other................................       77,719         35,142
                                                              -----------    -----------
          Total current assets..............................      432,568        262,591
                                                              -----------    -----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment, net........................    5,267,519      3,490,573
  Franchises, net...........................................   17,068,702     14,985,793
                                                              -----------    -----------
                                                               22,336,221     18,476,366
                                                              -----------    -----------
OTHER ASSETS................................................      274,777        227,550
                                                              -----------    -----------
                                                              $23,043,566    $18,966,507
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,367,234    $   706,775
  Payables to related party.................................           --         13,183
                                                              -----------    -----------
          Total current liabilities.........................    1,367,234        719,958
                                                              -----------    -----------
LONG-TERM DEBT..............................................   13,060,455      8,936,455
                                                              -----------    -----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................       13,751         21,623
                                                              -----------    -----------
OTHER LONG-TERM LIABILITIES.................................      285,266        145,124
                                                              -----------    -----------
MINORITY INTEREST...........................................    4,089,329      5,381,331
                                                              -----------    -----------
REDEEMABLE SECURITIES.......................................    1,104,327        750,937
                                                              -----------    -----------
SHAREHOLDERS' EQUITY:
  Class A common stock......................................          234            195
  Class B common stock......................................           --             --
  Preferred stock...........................................           --             --
  Additional paid-in capital................................    4,018,444      3,075,694
  Accumulated deficit.......................................     (894,881)       (66,231)
  Accumulated other comprehensive income (loss).............         (593)         1,421
                                                              -----------    -----------
          Total shareholders' equity........................    3,123,204      3,011,079
                                                              -----------    -----------
                                                              $23,043,566    $18,966,507
                                                              ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM
                                                                                    DECEMBER 24,
                                                                                       1998,
                                                       YEAR ENDED DECEMBER 31,        THROUGH
                                                     ---------------------------    DECEMBER 31,
                                                         2000           1999            1998
                                                     ------------    -----------    ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES...........................................  $  3,249,222    $ 1,428,244      $13,713
                                                     ------------    -----------      -------
OPERATING EXPENSES:
  Operating, general and administrative............     1,651,353        737,957        7,134
  Depreciation and amortization....................     2,473,082        745,315        8,318
  Option compensation expense......................        40,978         79,979          845
  Corporate expense charge -- related party........        55,243         51,428          473
                                                     ------------    -----------      -------
                                                        4,220,656      1,614,679       16,770
                                                     ------------    -----------      -------
     Loss from operations..........................      (971,434)      (186,435)      (3,057)
OTHER INCOME (EXPENSE):
  Interest expense.................................    (1,059,130)      (477,799)      (2,353)
  Interest income..................................         7,348         34,467          133
  Loss on equity investments.......................       (19,262)            --           --
  Other, net.......................................       (12,467)        (8,039)          --
                                                     ------------    -----------      -------
     Loss before income tax expense and minority
       interest in loss of subsidiary..............    (2,054,945)      (637,806)      (5,277)
INCOME TAX EXPENSE.................................            --         (1,030)          --
                                                     ------------    -----------      -------
     Loss before minority interest in loss of
       subsidiary..................................    (2,054,945)      (638,836)      (5,277)
MINORITY INTEREST IN LOSS OF SUBSIDIARY............     1,226,295        572,607        5,275
                                                     ------------    -----------      -------
     Net loss......................................  $   (828,650)   $   (66,229)     $    (2)
                                                     ============    ===========      =======
LOSS PER COMMON SHARE, basic and diluted...........  $      (3.67)   $     (2.22)     $ (0.04)
                                                     ============    ===========      =======
Weighted-average common shares outstanding.........   225,697,775     29,811,202       50,000
                                                     ============    ===========      =======

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                 ACCUMULATED
                                                                                    OTHER
                                 CLASS A   CLASS B   ADDITIONAL                 COMPREHENSIVE       TOTAL
                                 COMMON    COMMON     PAID-IN     ACCUMULATED      INCOME       SHAREHOLDERS'
                                  STOCK     STOCK     CAPITAL       DEFICIT        (LOSS)          EQUITY
                                 -------   -------   ----------   -----------   -------------   -------------
                                                            (DOLLARS IN THOUSANDS)
BALANCE, December 24, 1998.....   $ --               $      832    $      --       $    --       $      832
  Net loss.....................     --       --              --           (2)           --               (2)
                                  ----        --     ----------    ---------       -------       ----------
BALANCE, December 31, 1998.....     --       --             832           (2)           --              830
  Issuance of Class B common
     stock to Mr. Allen........     --       --             950           --            --              950
  Net proceeds from initial
     public offering of Class A
     common stock..............    196       --       3,547,724           --            --        3,547,920
  Issuance of common stock in
     exchange for additional
     equity of subsidiary......     26       --         638,535           --            --          638,561
  Distributions to Charter
     Investment................     --       --          (2,233)          --            --           (2,233)
  Equity classified as
     redeemable securities.....    (27)      --        (700,759)          --            --         (700,786)
  Option compensation
     expense...................     --       --           4,493           --            --            4,493
  Loss on issuance of equity by
     subsidiary................     --       --        (413,848)          --            --         (413,848)
  Net loss.....................     --       --              --      (66,229)           --          (66,229)
  Unrealized gain on marketable
     securities available for
     sale......................     --       --              --           --         1,421            1,421
                                  ----        --     ----------    ---------       -------       ----------
BALANCE, December 31, 1999.....    195       --       3,075,694      (66,231)        1,421        3,011,079
  Issuance of common stock
     related to acquisitions...     11       --         177,976           --            --          177,987
  Redeemable securities
     reclassified as equity....     28       --         692,505           --            --          692,533
  Option compensation
     expense...................     --       --          16,405           --            --           16,405
  Gain on issuance of equity by
     subsidiary................     --       --          55,534           --            --           55,534
  Stock options exercised......     --       --             330           --            --              330
  Net loss.....................     --       --              --     (828,650)           --         (828,650)
  Unrealized loss on marketable
     securities available for
     sale......................     --       --              --           --        (2,014)          (2,014)
                                  ----        --     ----------    ---------       -------       ----------
BALANCE, December 31, 2000.....   $234               $4,018,444    $(894,881)      $  (593)      $3,123,204
                                  ====        ==     ==========    =========       =======       ==========

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           PERIOD FROM
                                                                                           DECEMBER 24,
                                                                                              1998,
                                                               YEAR ENDED DECEMBER 31,       THROUGH
                                                              --------------------------   DECEMBER 31,
                                                                 2000           1999           1998
                                                              -----------   ------------   ------------
                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (828,650)  $    (66,229)    $     (2)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Minority interest in loss of subsidiary.................   (1,226,295)      (572,607)      (5,275)
    Depreciation and amortization...........................    2,473,082        745,315        8,318
    Option compensation expense.............................       40,978         79,979          845
    Noncash interest expense................................      181,436        100,674           --
    Loss on equity investments..............................       19,262             --           --
  Changes in assets and liabilities, net of effects from
    acquisitions --
    Accounts receivable.....................................     (138,453)       (32,366)      (8,753)
    Prepaid expenses and other..............................      (45,203)        13,627         (211)
    Accounts payable and accrued expenses...................      699,602        177,321       10,227
    Receivables from and payables to related party,
      including deferred management fees....................      (49,138)        27,653          473
  Other operating activities................................        4,589          6,549        2,022
                                                              -----------   ------------     --------
         Net cash provided by operating activities..........    1,131,210        479,916        7,644
                                                              -----------   ------------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.................   (2,825,126)      (741,508)     (13,672)
  Payments for acquisitions, net of cash acquired...........   (1,188,000)    (7,629,564)          --
  Loan to Marcus Cable Holdings.............................           --     (1,680,142)          --
  Purchases of investments..................................      (59,149)            --           --
  Other investing activities................................       18,307        (26,755)          --
                                                              -----------   ------------     --------
         Net cash used in investing activities..............   (4,053,968)   (10,077,969)     (13,672)
                                                              -----------   ------------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................    7,504,565     10,114,188       14,200
  Repayments of long-term debt..............................   (4,499,793)    (5,694,375)          --
  Payments for debt issuance costs..........................      (85,348)      (113,481)          --
  Net proceeds from initial public offering of Class A
    common stock............................................           --      3,547,920           --
  Proceeds from issuance of Class B common stock............           --            950           --
  Capital contributions to Charter Holdco by Vulcan Cable...           --      1,894,290           --
  Distributions to Charter Investment.......................           --        (10,931)          --
  Other financing activities................................          330        (16,375)          --
                                                              -----------   ------------     --------
         Net cash provided by financing activities..........    2,919,754      9,722,186       14,200
                                                              -----------   ------------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (3,004)       124,133        8,172
CASH AND CASH EQUIVALENTS, beginning of period..............      133,706          9,573        1,401
                                                              -----------   ------------     --------
CASH AND CASH EQUIVALENTS, end of period....................  $   130,702   $    133,706     $  9,573
                                                              ===========   ============     ========
CASH PAID FOR INTEREST......................................  $   750,606   $    314,606     $  5,538
                                                              ===========   ============     ========
NONCASH TRANSACTIONS:
  Transfer of operating subsidiaries to the Company.........  $        --   $  1,252,370     $     --
  Transfer of equity interests to the Company...............           --        180,710           --
  Issuance of equity as partial payments for acquisitions...    1,192,097        683,312           --

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

Charter Communications, Inc.

     On July 22, 1999, Charter Investment, Inc. (Charter Investment), a company controlled by Paul G. Allen, formed a wholly owned subsidiary, Charter Communications, Inc. (Charter), a Delaware corporation, with a nominal initial investment.

     On November 12, 1999, Charter sold 195.5 million shares of Class A common stock in an initial public offering and 50,000 shares of high vote Class B common stock to Mr. Allen. The net proceeds from the offerings of approximately $3.55 billion were used to purchase membership units of Charter Communications Holding Company, LLC (Charter Holdco), except for a portion of the proceeds that were retained by Charter to acquire a portion of the equity interests of Avalon Cable of Michigan Holdings, Inc. (Avalon). In exchange for the contribution of the net proceeds from the offerings and equity interests of Avalon, Charter received 195.55 million membership units of Charter Holdco on November 12, 1999, representing a 100% voting interest and an approximate 40.6% economic interest. As of December 31, 2000, Charter owns a 40.8% economic interest in Charter Holdco.

     Prior to November 12, 1999, Charter Holdco was owned 100% by Charter Investment and Vulcan Cable III Inc. (Vulcan Cable), both entities controlled by Mr. Allen. Subsequent to November 12, 1999, Mr. Allen controls Charter through his ownership of all of the high vote Class B common stock and Charter controls Charter Holdco through its ownership of all the voting interests. Charter's purchase of 50,000 membership units of Charter Holdco was accounted for as a reorganization of entities under common control similar to a pooling of interests. Accordingly, beginning December 23, 1998, the date Mr. Allen first controlled Charter Holdco, the assets and liabilities of Charter Holdco are reflected in the consolidated financial statements of Charter at Mr. Allen's basis and minority interest is recorded representing that portion of the economic interests not owned by Charter. For financial reporting purposes, 50,000 of the membership units previously issued by Charter Holdco to companies controlled by Mr. Allen are considered held by Charter effective December 23, 1998, representing an economic interest of less than 1%.

     Charter is a holding company whose sole asset is a controlling equity interest in Charter Holdco, an indirect owner of cable systems. Charter and Charter Holdco and its subsidiaries are collectively referred to as the Company. The consolidated financial statements of Charter include the accounts of Charter Holdco and all of its direct and indirect subsidiaries. All material intercompany transactions and balances have been eliminated.

     As of December 31, 2000, the Company owns and operates cable systems serving approximately 6.4 million (unaudited) customers. The Company currently offers a full array of traditional analog cable television services and advanced bandwidth services such as digital television, interactive video programming, Internet access through television-based service, dial-up telephone modems and high speed cable modems, and video-on-demand.

Charter Communications Holding Company, LLC

     Charter Holdco, a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment. Charter Investment through its wholly owned subsidiary, Charter Communications Properties Holdings, LLC (CCPH), commenced operations with the acquisition of a cable system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Mr. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties, all of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings). Charter Holdings is a wholly owned subsidiary of Charter Holdco. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdco applied push-down accounting in the preparation of its consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdco increased its members' equity by $2.2 billion to reflect the amounts paid by Mr. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion.

     On April 23, 1998, Mr. Allen and a company controlled by Mr. Allen, (collectively, the "Mr. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed, and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Mr. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the consolidated financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the consolidated financial statements using historical carrying values reflected in the accounts of the Mr. Allen Companies. Total members' equity of Charter Holdco increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Mr. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization related to franchises was $1.9 billion and $650.5 million, as of December 31, 2000 and 1999, respectively. Amortization expense related to franchises for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, was $1.2 billion, $520.0 million and $5.3 million, respectively.

Other Assets

     Other assets include deferred financing costs, costs capitalized related to customer acquisition and investments in equity securities. The accounting policies for each are discussed below.

     Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 2000 and 1999, other assets include $180.5 million and $120.7 million of deferred financing costs, net of accumulated amortization of $35.9 million and $10.3 million, respectively.

     The Company capitalizes incremental and direct contract acquisition and origination costs associated with obtaining new customers by analogy to Statement of Financial Accounting Standards (SFAS) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Costs of Leases as permitted by Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. Costs capitalized are only those that are realizable from future revenues. The Company capitalizes third party incremental costs associated with obtaining new customers as well as internal salaries and benefits for personnel directly involved in customer origination and set up. Costs related to unsuccessful efforts and indirect costs are expensed as incurred. Capitalized costs are charged to expense generally over periods from one to twelve months. As of December 31, 2000 and 1999, the unamortized portion of the deferred costs was $3.0 million and $2.4 million, respectively.

     Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as "available for sale" and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income (loss). Comprehensive loss for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, was $830.7 million, $64.8 million and $2.0, respectively. The following summarizes information as of December 31, 2000, and for the year ended December 31, 2000:

                                                                       LOSS FOR THE
                                                  CARRYING VALUE AT     YEAR ENDED
                                                    DECEMBER 31,       DECEMBER 31,
                                                        2000               2000
                                                  -----------------    ------------
Equity investments, under the cost method.......       $14,091           $(11,759)
Equity investments, under the equity method.....        49,031             (7,503)
Marketable securities, at market value..........         3,767                 --
                                                       -------           --------
                                                       $66,889           $(19,262)
                                                       =======           ========

Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Revenues

     Revenues from basic, premium, pay-per-view, digital and data services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 31, 2000 and 1999, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Advertising sales are recognized in the period that the advertisements are exhibited.

     Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis, from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

Other Long-term Liabilities

     The Company receives upfront payments from certain programmers to launch and promote new cable television channels. Revenue is recognized to the extent of the fair value of the advertising services provided to promote the new channel. Such revenue is classified as advertising revenue and totaled $51.5 million for the year ended December 31, 2000. The remaining portion is deferred and amortized as an offset to programming expense over the respective terms of the program agreements, which range from one to 20 years. For the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, the Company amortized and recorded as a reduction of programming costs $6.9 million, $3.4 million and $12, respectively. As of December 31, 2000 and 1999, the unamortized portion of the deferred launch payments totaled $104.2 million and $13.4 million, respectively, and is included in other long-term liabilities.

Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

Income Taxes

     Substantially all of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members, Charter, Charter Investment, Vulcan Cable, and the former owners of an acquired company. Prior to November 12, 1999, income taxes were the responsibility of the owners of Charter Investment and Vulcan Cable and are not provided for in the accompanying consolidated financial statements. Beginning November 12, 1999, Charter is responsible for its share of taxable income (loss) of Charter Holdco allocated to Charter in accordance with partnership tax rules and regulations. The tax basis of Charter's investment in Charter Holdco is not materially different than the carrying value of the investment for financial reporting purposes as of December 31, 2000.

     Charter Holdco's limited liability company agreement provides that through the end of 2003, tax losses of Charter Holdco that would otherwise have been allocated to Charter will instead be allocated to the membership units held by Vulcan Cable and Charter Investment. At the time Charter Holdco first becomes profitable (as determined under the applicable federal income tax rules), the profits that would otherwise have been allocated to Charter will instead be allocated to the membership units held by Vulcan Cable and Charter Investment until the tax benefits are fully restored. Management does not expect Charter Holdco to generate taxable income in the foreseeable future.

Segments

     In accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, segments have been identified based upon management responsibility. The individual segments have been aggregated into one reportable segment, cable services.

Loss per Common Share

     Basic loss per common share is computed by dividing the net loss by 225,697,775 shares, and 29,811,202 shares and 50,000 shares for 2000, 1999 and for the period from December 24, 1998, through December 31, 1998, representing the weighted-average common shares outstanding during the respective periods. For purposes of the loss per common share calculation for the period from December 24, 1998, through December 31, 1998, Mr. Allen's 50,000 shares of high vote Class B common stock are considered to be outstanding for the entire period. Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options is anti-dilutive because the Company generated net losses. All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders. Should the holders exchange units for shares, the effect would not be dilutive.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS:

     During 2000, the Company acquired cable systems in five separate transactions for an aggregate purchase price of $1.2 billion, net of cash acquired, excluding debt assumed of $963.3 million. In connection with the acquisitions, Charter issued shares of Class A common stock valued at approximately $178.0 million, and Charter Holdco and an indirect subsidiary of Charter Holdco issued equity interests totaling $384.6 million and $629.5 million, respectively. The purchase prices were allocated to assets and liabilities assumed based on relative fair values, including amounts assigned to franchises of $3.0 billion.

     During 1999, the Company acquired cable systems in 11 separate transactions for an aggregate purchase price, of $7.6 billion, net of cash acquired, excluding debt assumed of $2.5 billion. In connection with two of the acquisitions, Charter Holdco issued equity interests totaling $683.3 million. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $9.7 billion.

     All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from their respective dates of acquisition. The allocation of the purchase price for the acquisitions acquired during 2000 are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the purchase prices and allocation will not have a material impact on the consolidated results of operations or financial position of the Company.

     Summarized pro forma operating results of the Company as though all acquisitions and dispositions closed since January 1, 1999, the initial public offering of common stock, the issuance and sale of the January 2000 Charter Holdings Notes and the Charter Convertible Notes, and the drawdown of the Charter Holdings Senior Bridge Loan Facility (see Note 7) had occurred on January 1, 1999, with adjustments to give effect to amortization of franchises, interest expense, minority interest, and certain other adjustments, follows.

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               2000           1999
                                                            -----------    -----------
                                                                   (UNAUDITED)
Revenues..................................................  $ 3,298,974    $ 2,949,147
Loss from operations......................................     (998,546)      (464,627)
Loss before minority interest.............................   (2,098,357)    (1,480,458)
Net loss..................................................     (860,210)      (609,944)
Loss per common share, basic and diluted..................        (3.69)         (2.61)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows for the years ended December 31:

                                                                2000        1999
                                                              --------    --------
Balance, beginning of year..................................  $ 11,471    $  1,728
Acquisitions of cable systems...............................       780       5,860
Charged to expense..........................................    46,151      20,872
Uncollected balances written off, net of recoveries.........   (45,981)    (16,989)
                                                              --------    --------
Balance, end of year........................................  $ 12,421    $ 11,471
                                                              ========    ========

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31:

                                                                 2000          1999
                                                              ----------    ----------
Cable distribution systems..................................  $5,619,227    $3,523,217
Land, buildings and leasehold improvements..................     282,661       108,214
Vehicles and equipment......................................     426,847       176,221
                                                              ----------    ----------
                                                               6,328,735     3,807,652
Less -- Accumulated depreciation............................  (1,061,216)     (317,079)
                                                              ----------    ----------
                                                              $5,267,519    $3,490,573
                                                              ==========    ==========

     For the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, depreciation expense was $1.2 billion, $225.0 million, and $2.8 million, respectively.

     During the year ended December 31, 2000, the Company reduced the estimated useful lives of certain depreciable assets expected to have reduced lives as a result of the rebuild and upgrade of the Company's cable distribution systems. As a result, an additional $508.5 million of depreciation expense was recorded during the year ended December 31, 2000.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                 2000         1999
                                                              ----------    --------
Accounts payable............................................  $  365,140    $112,233
Capital expenditures........................................     281,142      66,713
Accrued interest............................................     212,958      85,870
Programming costs...........................................     120,035      72,245
Accrued general and administrative..........................      75,421      39,648
Franchise fees..............................................      53,494      46,524
Liability for pending transfer of cable system..............          --      88,200
Other accrued expenses......................................     259,044     195,342
                                                              ----------    --------
                                                              $1,367,234    $706,775
                                                              ==========    ========

     The liability for pending transfer of cable system represents the fair value of a cable system to be transferred upon obtaining necessary regulatory approvals in connection with the transaction with InterMedia Capital Partners IV
L. P., InterMedia Partners and their affiliates. Such approvals were obtained and the system's assets were transferred in March 2000.

7. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31:

                                                                2000           1999
                                                             -----------    ----------
Charter Communications, Inc.:
  5.75% Convertible Senior Notes...........................  $   750,000    $       --
Charter Holdings:
  8.250% Senior Notes......................................      600,000       600,000
  8.625% Senior Notes......................................    1,500,000     1,500,000
  9.920% Senior Discount Notes.............................    1,475,000     1,475,000
  10.00% Senior Notes......................................      675,000            --
  10.25% Senior Notes......................................      325,000            --
  11.75% Senior Discount Notes.............................      532,000            --
  Senior Bridge Loan Facility..............................      272,500            --
Renaissance:
  10.00% Senior Discount Notes.............................      114,413       114,413
CC V Holdings, LLC (Avalon):
  9.375% Senior Subordinated Notes.........................           --       150,000
  11.875% Senior Discount Notes............................      179,750       196,000
CC VII Holdings, LLC (Falcon):
  8.375% Senior Debentures.................................           --       375,000
  9.285% Senior Discount Debentures........................           --       435,250

                                                                2000           1999
                                                             -----------    ----------
Credit Facilities:
  Charter Operating........................................    4,432,000     2,906,000
  CC Michigan, LLC and CC New England, LLC (Avalon)........      213,000       170,000
  CC VI Operating Company, LLC (Fanch).....................      895,000       850,000
  Falcon Cable Communications, LLC.........................    1,050,000       865,500
  CC VIII Operating, LLC (Bresnan).........................      712,000            --
Other debt.................................................        1,971         1,400
                                                             -----------    ----------
                                                              13,727,634     9,638,563
Unamortized net discount...................................     (667,179)     (702,108)
                                                             -----------    ----------
                                                             $13,060,455    $8,936,455
                                                             ===========    ==========

Charter Convertible Notes

     In October and November 2000, Charter issued $750.0 million 5.75% Convertible Senior Notes maturing on October 15, 2005 (the "Charter Convertible Notes") for net proceeds of $727.5 million.

     The Charter Convertible Notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share, subject to certain adjustments. These notes are redeemable at the option of Charter at amounts decreasing from 102.3% to 100% of the principal amount plus accrued and unpaid interest beginning on October 15, 2003, to the date of redemption. Interest is payable semiannually on April 15 and October 15, beginning April 15, 2001, until maturity.

     The Charter Convertible Notes rank equally with any future unsubordinated and unsecured indebtedness of Charter, but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

Charter Holdings Notes

     In January 2000, the Charter Holdings and Charter Communications Holdings Capital Corporation (Charter Holdings Capital), a wholly owned subsidiary of Charter Holdings (collectively, the "Issuers"), issued $675.0 million 10.000% Senior Notes due 2009 (the "10.000% Senior Notes"), $325.0 million 10.250% Senior Notes due 2010 (the "10.25% Senior Notes"), and $532.0 million 11.75% Senior Discount Notes due 2010 (the "11.75% Senior Discount Notes"), collectively referred to as the "January 2000 Charter Holdings Notes". The net proceeds were $1.25 billion, after giving effect to discounts, commissions and expenses.

     The 10.00% Senior Notes are not redeemable prior to maturity. Interest is payable semiannually on April 1 and October 1, beginning April 1, 2000 until maturity.

     The 10.25% Senior Notes are redeemable at the option of the Issuers at amounts decreasing from 105.125% to 100% of par value plus accrued and unpaid interest, beginning on January 15, 2005, to the date of redemption. At any time prior to January 15, 2003, the Company may redeem up to 35% of the aggregate principal amount of the 10.25% Senior Notes at a redemption price of 110.25% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2000, until maturity.

     The 11.75% Senior Discount Notes are redeemable at the option of the Issuers at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2005. At any time prior to January 15, 2003, the Company may redeem up to 35% of the aggregate principal amount of the 11.75% Senior Notes at a redemption price of 111.75% of the accreted value under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2005, until maturity. The discount on the 11.75%

Senior Discount Notes is being accreted using the effective interest method. The unamortized discount was $196.5 million at December 31, 2000.

     In March 1999, Issuers issued $600.0 million 8.250% Senior Notes due 2007 (the "8.250% Senior Notes"), $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes"), and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes"), collectively referred to as the "Charter Holdings Notes". The net proceeds were $2.9 billion, after giving effect to discounts, commissions and expenses.

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 8.625% Senior Notes are redeemable at the option of the Issuers at amounts decreasing from 104.313% to 100% of par value plus accrued and unpaid interest beginning on April 1, 2004, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% Senior Discount Notes are redeemable at the option of the Issuers at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on April 1 and October 1 beginning April 1, 2004, until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method. The unamortized discount was $397.8 million at December 31, 2000, and $497.2 million at December 31, 1999.

     The Charter Holdings Notes and the January 2000 Charter Holdings Notes rank equally with current and future unsecured and unsubordinated indebtedness (including accounts payables of the Company). The Issuers are required to make an offer to repurchase all of the Charter Holdings Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a change of control of the Company.

Charter Holdings Senior Bridge Loan Facility

     On August 4, 2000, Charter Holdings and Charter Holdings Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the Falcon revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%.

     The net proceeds from the sale of the Charter Convertible Notes were contributed as equity to Charter Holdings. Charter Holdings used substantially all of the net proceeds to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility. In January 2001, the bridge loan was repaid (see Note 21).

Renaissance Notes

     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) in 1999, the Company assumed $163.2 million principal amount at maturity of senior discount notes due April 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to repurchase the Renaissance Notes at 101% of their accreted value. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total outstanding principal amount at maturity for repurchase. These notes were repurchased using a portion of the proceeds from the Charter Holdings Notes.

     As of December 31, 2000 and 1999, $114.4 million aggregate principal amount at maturity of Renaissance Notes with an accreted value of $94.6 million and $83.0 million, respectively, was outstanding. Interest on the Renaissance Notes shall be paid semiannually at a rate of 10% per annum beginning on October 15, 2003.

     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of the principal amount at maturity, plus accrued and unpaid interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of membership units at 110% of their accreted value, plus accrued and unpaid interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.

Avalon Notes

     The Company acquired CC V Holdings, LLC (Avalon) (formerly known as Avalon Cable LLC) in November 1999 and assumed Avalon's 11.875% Senior Discount Notes due 2008 (the "Avalon 11.875% Notes") and 9.375% Subordinated Notes due 2008 (the "Avalon 9.375% Notes"). After December 1, 2003, cash interest on the Avalon 11.875% Notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, the Company, through change of control offers and purchases in the open market, completed the repurchase of the Avalon 9.375% Notes with a total outstanding principal amount of $150.0 million for a total of $153.7 million. Also in January 2000, the Company repurchased a portion of the Avalon 11.875% Notes with a total outstanding principal amount of $16.3 million for a total of $10.5 million. The repurchase of the Avalon 9.375% Notes and the Avalon 11.875% Notes was funded by a portion of the cash proceeds from the issuance of the January 2000 Charter Holdings Notes. The unamortized discount related to the Avalon 11.875% Notes was $48.1 million as of December 31, 2000, and $66.8 million as of December 31, 1999.

Falcon Debentures

     The Company acquired CC VII Holdings, LLC (Falcon) (formerly known as Falcon Communications, L.P.) in November 1999 and assumed Falcon's 8.375% Senior Debentures Due 2010 (the "Falcon 8.375% Debentures") and 9.285% Senior Discount Debentures Due 2010 (the "Falcon 9.285% Debentures"), collectively referred to as the "Falcon Debentures".

     In February 2000, the Company, through change of control offers and purchases in the open market, completed the repurchase of the Falcon 8.375% Debentures with a total outstanding principal amount of $375.0 million for a total of $388.0 million. Also, in February 2000, the Company, through change of control offers and purchases in the open market, repurchased the Falcon 9.285% Debentures with an aggregate principal amount of $435.3 million for a total of $328.1 million. The repurchase of all the Falcon Debentures was funded by a portion of the proceeds from the January 2000 Charter Holdings Notes.

Charter Operating Credit Facilities

     As of December 31, 2000, the Charter Operating Credit Facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures in 2007 (Term A), and the other with the principal amount of $2.45 billion that matures in 2008 (Term B). The Charter Operating Credit Facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2007 and at the options of the lenders, supplemental credit facilities, in the amount of $400.0 million available until March 18, 2002. Amounts under the Charter Operating Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.39% to 9.27% as of December 31, 2000 and 8.22% to 8.97% as of Decem-ber 31,1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. As of December 31, 2000, the unused availability on the Charter Operating Credit Facilities was $268.0 million.

Avalon Credit Facilities

     In connection with the Avalon acquisition, the Company entered into a new credit agreement (the "Avalon Credit Facilities"). The Avalon Credit Facilities have maximum borrowings of $300.0 million, consisting of a revolving facility in the amount of $175.0 million that matures May 15, 2008, and a Term B loan in the amount of $125.0 million that matures on November 15, 2008. The Avalon Credit Facilities also provide for, at the options of the lenders, supplemental credit facilities in the amounts of $75 million available until December 31, 2003. Amounts under the Avalon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75% (8.19% to 9.5% as of December 31, 2000 and 7.995% to 8.870% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance.

     On January 2, 2001, Charter Holdings contributed all of its equity interests in CC VIII Holdings, LLC to CC V Holdings, combining the cable systems acquired in the Avalon and Bresnan acquisitions. In connection with this combination, all amounts due under the Avalon credit facilities were repaid and the credit facilities were terminated.

Fanch Credit Facilities

     In connection with the acquisition of cable systems of Fanch Cablevision L.P. and affiliates (Fanch), the Company entered into a new credit agreement (the "Fanch Credit Facilities"). The Fanch Credit Facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with the principal amount of $400.0 million that matures November 2008 (Term B). The Fanch Credit Facilities also provide for a $350.0 million revolving credit facility with a maturity date of May 2008 and at the options of the lenders, supplemental credit facilities, in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 3.00% (8.15% to 9.55% as of December 31, 2000 and 8.12% to 8.87% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 2000, unused availability was $305.0 million. However, debt covenants limit the additional amounts that can be borrowed to $153.5 million at December 31, 2000.

Falcon Credit Facilities

     In connection with the Falcon acquisition, the existing Falcon credit agreement (the "Falcon Credit Facilities") was amended to provide for two term facilities, one with a principal amount of $196.0 million that matures June 2007 (Term B), and the other with a principal amount of $294.0 million that matures December 2007 (Term C). The Falcon Credit Facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and at the option of the lenders, supplemental credit facilities in the amounts of $700.0 million with a maturity date of December 2007. Amounts under the Falcon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (8.14% to 9.50% as of December 31, 2000 and 7.57% to 8.73% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 2000, unused availability was $196.1 million.

Bresnan Credit Facilities

     In connection with the Bresnan acquisition, the existing Bresnan credit agreement (the "Bresnan Credit Facilities") was amended and restated to provide for borrowings of up to $900.0 million, consisting of three term facilities, one with a principal amount of $403.0 million that matures June 30, 2007 (Term A), and one with a principal amount of $297.0 million that matures February 2, 2008 (Term B). The Bresnan Credit

Facilities also provide for a $200.0 million revolving credit facility that may not have a maturity date earlier than six calendar months after the maturity date of the Term B loan facility. Amounts under the Bresnan Credit Facilities bear interest at the Base Rate or Eurodollar rate, as defined, plus a margin of up to 2.5% (8.44% to 9.30% as of December 31, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 2000, unused availability was $188.0 million.

     On January 2, 2001, Charter Holdings contributed all of its equity interests in CC VIII Holdings, LLC to CC V Holdings, combining the cable systems acquired in the Avalon and Bresnan acquisitions. The Bresnan credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million.

     The indentures governing the debt agreements require issuers of the debt and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, Charter Holdco and Charter.

     Based upon outstanding indebtedness at December 31, 2000, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 2000, are as follows:

YEAR                                                            AMOUNT
----                                                          -----------
2001........................................................  $        --
2002........................................................      130,140
2003........................................................      353,417
2004........................................................      418,872
2005........................................................    1,340,332
Thereafter..................................................   11,484,873
                                                              -----------
                                                              $13,727,634
                                                              ===========

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements as of December 31 follows:

                                                   2000                      1999
                                          -----------------------   -----------------------
                                           CARRYING       FAIR       CARRYING       FAIR
                                            VALUE        VALUE        VALUE        VALUE
                                          ----------   ----------   ----------   ----------
DEBT
Charter Convertible Notes...............  $  750,000   $  876,563   $       --   $       --
Charter Holdings Debt...................   4,780,212    4,425,631    3,072,151    2,834,313
Credit Facilities.......................   7,302,000    7,302,000    4,791,500    4,791,500
Other...................................     228,243      194,729    1,072,804    1,065,850

                                           2000                              1999
                              ------------------------------   --------------------------------
                              CARRYING    NOTIONAL     FAIR    CARRYING    NOTIONAL      FAIR
                               VALUE       AMOUNT     VALUE     VALUE       AMOUNT      VALUE
                              --------   ----------   ------   --------   ----------   --------
INTEREST RATE HEDGE
  AGREEMENTS
Swaps.......................  $(1,306)   $1,942,713   $5,236   $(6,827)   $4,542,713   $(47,220)
Caps........................       --        15,000       --        --        15,000         16
Collars.....................       --       520,000   10,807     1,361       240,000       (199)

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 2000 and 1999. The fair values of the notes and the debentures are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.61% and 8.06% at December 31, 2000 and 1999, respectively. The weighted average interest rate for the Company's interest rate cap agreements was 9.0% at December 31, 2000 and 1999. The Company's interest rate collar agreements are structured so that if LIBOR falls below 5.3%, the Company pays 6.7%. If the LIBOR rate is between 5.3% and 8.0%, the Company pays LIBOR. The LIBOR rate is capped at 8.0% if LIBOR falls between 8.0% and 9.9%. If rates rise above 9.9%, the cap is removed.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would (receive) or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

9. SHAREHOLDERS' EQUITY:

     At December 31, 2000 and 1999, 1.75 billion and 1.5 billion shares, respectively, of $.001 par value Class A common stock, 750 million shares of $.001 par value Class B common stock, and 250 million shares of $.001 par value preferred stock are authorized. At December 31, 2000, 233.8 million shares of Class A common stock, 50,000 of Class B common stock and zero shares of preferred stock, were issued and outstanding. At December 31, 1999, 221.7 million of Class A common stock, 50,000 shares of Class B common stock and zero shares of preferred stock, were issued and outstanding. The Class A common stock includes 0.3 million shares and 26.8 million shares classified as redeemable securities at December 31, 2000 and 1999, respectively (see Note 16).

10. INCOME TAXES:

     Certain indirect subsidiaries of Charter Holdings are corporations and file separate federal and state income tax returns. Results of operations from these subsidiaries are not material to the consolidated results of operations of the Company. Income tax expense for the year ended December 31, 1999, represents taxes assessed by certain state jurisdictions. Deferred income tax assets and liabilities are not material.

     Charter files separate federal and state income tax returns and is responsible for its share of taxable income (loss) of Charter Holdco as determined by partnership tax rules and regulations and Charter Holdco's limited liability company agreement (see Note 2). Management does not expect Charter to pay any income taxes in the foreseeable future. Any net deferred income tax assets are offset entirely by a valuation allowance because of current and expected future losses.

11. REVENUES:

     Revenues consist of the following for the years and period ended:

                                                                            PERIOD FROM
                                                                            DECEMBER 24,
                                                                               1998,
                                                YEAR ENDED DECEMBER 31,       THROUGH
                                                ------------------------    DECEMBER 31,
                                                   2000          1999           1998
                                                ----------    ----------    ------------
Basic.........................................  $2,249,339    $1,002,954      $ 9,347
Premium.......................................     226,598       124,788        1,415
Pay-per-view..................................      28,590        27,537          260
Digital.......................................      91,115         8,299           10
Advertising sales.............................     220,205        71,997          493
Data services.................................      63,330        10,107           55
Other.........................................     370,045       182,562        2,133
                                                ----------    ----------      -------
                                                $3,249,222    $1,428,244      $13,713
                                                ==========    ==========      =======

12. OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES:

     Operating, general and administrative expenses consist of the following for the years and period ended:

                                                                              PERIOD FROM
                                                                              DECEMBER 24,
                                                                                 1998,
                                                  YEAR ENDED DECEMBER 31,       THROUGH
                                                  ------------------------    DECEMBER 31,
                                                     2000          1999           1998
                                                  -----------    ---------    ------------
Programming.....................................  $  736,043     $330,754        $3,137
General and administrative......................     543,865      237,480         2,377
Service.........................................     192,603       99,486           847
Marketing.......................................      63,789       23,447           225
Advertising sales...............................      56,499       31,281           344
Other...........................................      58,554       15,509           204
                                                  ----------     --------        ------
                                                  $1,651,353     $737,957        $7,134
                                                  ==========     ========        ======

13. RELATED PARTY TRANSACTIONS:

     Charter Investment provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are allocated based on the number of basic customers. Such costs totaled $50.8 million, $18.8 million and $128 for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, respectively. All other costs incurred by Charter Investment on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charge -- related party. Management believes that costs incurred by Charter Investment on the Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand-alone entity.

     The Company is charged a management fee as stipulated in the management agreement between Charter Investment and Charter. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter Investment, the Company records distributions to (capital contributions from) Charter Investment. For the year ended December 31, 1999, the Company recorded distributions of $10.9 million, a portion of which have been allocated to minority interest. For the year ended December 31,

2000, and for the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment on behalf of the Company. The credit facilities and indebtedness prohibit payments of management fees in excess of 3.5% of revenues until repayment of such indebtedness. Any amount in excess of 3.5% of revenues owed to Charter Investment based on the management agreement is recorded as deferred management fees -- related party.

     In December 2000, Charter Communications Ventures, LLC (Charter Ventures), a subsidiary of Charter Holdings, and Vulcan Ventures, Inc. (Vulcan), an affiliate of Mr. Allen, invested $37.0 million and $38.0 million, respectively, in High Speed Access Corp. (HSA) which provides high speed Internet access to certain of the Company's cable customers. The investments took the form of convertible preferred stock, that may be converted into HSA common stock. In addition, Charter and Vulcan own equity interests or warrants to purchase equity interests in HSA. As of December 31, 2000, Charter earned 1,932,931 warrants under certain agreements. Additional warrants may be earned by Charter based upon the number of homes passed. Under the terms of a network services agreement, Charter splits revenue with HSA based on set percentages of gross revenues in each category of service. Certain officers and directors of Charter serve as directors of HSA. For the years ended December 31, 2000 and 1999, revenues earned from HSA were $7.8 million and $461, respectively. Charter paid HSA $3.6 million, and $0.7 million, for the years ended December 31, 2000 and 1999, respectively, relating to monthly subscriber fees and equipment purchases. Charter Venture's investment is accounted for under the equity method, with a carrying value of $36.0 million as of December 31, 2000.

     Charter Ventures is a party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola,
Inc), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture will focus on creating a set-top based digital recording platform that will be designed for storing video, audio and Internet content. In connection with the formation of the joint venture, Charter Ventures contributed $3.2 million in October 2000. Charter received management fees of $9.0 million for the year ended December 31, 2000.

     ZDTV, L.L.C. (operating as techtv) operates a cable television channel, which broadcasts shows about technology and the Internet. Vulcan and its affiliates own a 97% interest in techtv, and certain directors and officers of Charter serve as directors or officers of techtv. Through December 31, 2000, techtv has agreed to provide Charter no cost programming for broadcast over Charter systems. Effective January 1, 2001, Charter will pay a monthly per customer fee to techtv for cable systems that distribute techtv on a level of service received by fewer than 80% of the total system's customers. In addition, Mr. Allen is the 100% owner of the Portland Trailblazers, a National Basketball Association Team, and Trail Blazers, Inc. Expenses in connection with the cable broadcast of Portland Trail Blazers Basketball games were $993 and $727 for the years ended December 31, 2000 and 1999, respectively.

     Mr. Allen and certain affiliates of Mr. Allen own equity in and are directors of USA Networks, Inc. (USA Networks). USA Networks operates USA Network and the Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. The Company pays USA Networks a monthly fee for programming services based on the number of subscribers. For the years ended December 31, 2000 and 1999, the Company paid USA Networks approximately $25.0 million and $16.7 million, respectively. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers and for promotion of the Home Shopping Network. Such revenues for the years ended December 31, 2000 and 1999, were $26.5 million, and $1.8 million, respectively.

     Charter, Mr. Allen and certain affiliates of Mr. Allen also own equity interests or warrants to purchase equity interests in various entities that provide services, programming or equipment to the Company, including WorldGate Communications, Inc. (WorldGate), Wink Communications, Inc. (Wink), Oxygen Media Inc. (Oxygen Media), digeo, inc., RCN Corporation, TV Gateway LLC, Vulcan and Interval Research Company. In addition, certain officers or directors of the Company also serve as directors of Oxygen Media, RCN Corporation and InfoSpace, Inc. The Company and its affiliates do not hold controlling interests in any of these companies. The Company has paid less than 1% of operating costs for the year ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, for these services and equipment purchases. In addition, the Company receives revenues from WorldGate related to TV-based Internet access. Such revenues for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

14. MINORITY INTEREST AND EQUITY INTERESTS OF CHARTER HOLDCO:

     Minority interest represents total members' equity of Charter Holdco multiplied by 59.2% as of December 31, 2000, and 59.4% as of December 31, 1999, the ownership percentages of Charter Holdco not owned by Charter, plus preferred equity in an indirect subsidiary of Charter held by certain Bresnan sellers, less a portion of redeemable securities. Members' equity of Charter Holdco was $7.7 billion as of December 31, 2000, and $9.1 billion as of December 31, 1999. Gains (losses) arising from issuances by Charter Holdco of its membership units are recorded as capital transactions thereby increasing (decreasing) shareholders' equity and (decreasing) increasing minority interest on the consolidated balance sheets.

     Changes to minority interest consist of the following:

                                                               MINORITY
                                                               INTEREST
                                                              ----------
Balance, December 31, 1998..................................  $2,146,549
  Distributions to Charter Investment.......................      (8,698)
  Transfer of Marcus Holdings' operating subsidiaries to
     Charter Holdco.........................................   1,252,370
  Transfer of Rifkin equity interests to Charter Holdco.....     180,710
  Equity of a subsidiary issued to Falcon and Rifkin
     sellers................................................     683,312
  Equity of a subsidiary issued to Vulcan Cable for cash....   1,894,290
  Exchange of Charter Holdco units for Charter common
     stock..................................................    (638,561)
  Equity classified as redeemable securities................     (50,151)
  Minority interest in loss of a subsidiary.................    (572,607)
  Option compensation expense...............................      75,486
  Gain on issuance of equity by Charter Holdco..............     413,848
  Other.....................................................       4,783
                                                              ----------
Balance, December 31, 1999..................................   5,381,331
  Equity of subsidiaries issued to Bresnan sellers..........   1,014,110
  Equity of subsidiaries classified as redeemable
     securities.............................................  (1,095,239)
  Minority interest in loss of a subsidiary.................  (1,226,295)
  Option compensation expense...............................      24,573
  Loss on issuance of equity by Charter Holdco..............     (55,534)
  Redeemable securities reclassified as minority interest...      49,316
  Other.....................................................      (2,933)
                                                              ----------
Balance, December 31, 2000..................................  $4,089,329
                                                              ==========

     The preferred equity interests in Charter Holdco held by the Rifkin sellers were exchangeable into Class A common stock of Charter at the option of the Rifkin sellers only at the time of the initial public offering. In November 1999, preferred equity interests of $1.3 million were exchanged into common stock of Charter. The membership units of Charter Holdco held by the Falcon sellers were exchangeable into Class A common stock of Charter. The units are also puttable to Mr. Allen for cash. In November 1999, membership units of $43.4 million were put to Mr. Allen and $506.6 million were exchanged into the Class A common stock of Charter. For a two-year period from acquisition date, equity held by the Rifkin and Falcon sellers may be put to Mr. Allen for cash.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable contributed $500.0 million in cash on August 10, 1999, to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with the acquisition of Rifkin in September 1999, to Charter Holdco, and contributed $644.3 million in September 1999 to Charter Holdco. All funds and equity interests were contributed to Charter Holdings. Concurrently with closing of the initial public offering, Vulcan Cable contributed $750 million in cash to Charter Holdco.

     In February 2000, Charter Holdco and Charter Holdings completed the acquisition of Bresnan. The Bresnan sellers obtained equity interests in Charter Holdco and preferred equity interest in a subsidiary of Charter Holdings. The holders of the preferred equity interests are entitled to a 2% annual return. All of the membership units received by the sellers are exchangeable on a one-for-one basis into shares of Class A common stock of Charter. Equity held by the Bresnan sellers may be put to Mr. Allen for cash during a 60-day period commencing on February 14, 2002.

15. OPTION PLAN:

     In accordance with an employment agreement between Charter Investment and the President and Chief Executive Officer of Charter and a related option agreement with the President and Chief Executive Officer, an option to purchase 7,044,127 Charter Holdco membership interests, was issued to the President and Chief Executive Officer. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan providing for the grant of options. The plan was assumed by Charter Holdco. The option plan provides for grants of options to employees, officers and directors of Charter Holdco and its affiliates and consultants who provide services to Charter Holdco. Options granted vest over five years from the grant date, commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.

     A summary of the activity for the Company's option plan for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, is as follows:

                                                  2000                     1999                     1998
                                         ----------------------   ----------------------   ----------------------
                                                       WEIGHTED                 WEIGHTED                 WEIGHTED
                                                       AVERAGE                  AVERAGE                  AVERAGE
                                                       EXERCISE                 EXERCISE                 EXERCISE
                                           SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                         -----------   --------   -----------   --------   -----------   --------
Options outstanding, beginning of
  period...............................   20,757,608    $19.79      7,044,127    $20.00             --    $   --
Granted
  Pre IPO Grants.......................           --        --      9,584,681     20.04      7,044,127     20.00
  Post IPO Grants......................   10,247,200     18.06      4,741,400     19.00             --        --
Exercised..............................      (16,514)    20.00             --        --             --        --
Cancelled..............................   (2,505,937)    18.98       (612,600)    19.95             --        --
                                         -----------    ------    -----------    ------    -----------    ------
Options outstanding, end of period.....   28,482,357    $19.24     20,757,608    $19.79      7,044,127    $20.00
                                         ===========    ======    ===========    ======    ===========    ======
Weighted Average Remaining Contractual
  Life.................................    8.6 years                9.2 years               10.0 years
                                         ===========              ===========              ===========
Options Exercisable, end of period.....    7,026,346    $19.98      2,091,032    $19.90      1,761,032    $20.00
                                         ===========    ======    ===========    ======    ===========    ======
Weighted average fair value of options
  granted..............................  $     12.34              $     12.59              $     12.50
                                         ===========              ===========              ===========

     The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for the option plans. Option compensation expense of $41.0 million, $80.0 million, and $845 for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, respectively, was recorded in the consolidated financial statements since the exercise prices were less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded over the vesting period of each grant that varies from four to five years. As of December 31, 2000, deferred compensation remaining to be recognized in future periods totaled $31.6 million. No stock option compensation expense was recorded for the options granted after November 8, 1999 (Post IPO), since the exercise price was equal to the estimated fair value of the underlying membership interests on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the quoted market values of Class A common stock.

     SFAS 123, Accounting for Stock-Based Compensation, requires pro forma disclosure of the impact on earnings as if the compensation costs for these plans had been determined consistent with the fair value methodology of this statement. The Company's net loss would have been increased to the following pro forma amounts under SFAS 123 for the years and period ended:

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                  YEAR ENDED DECEMBER 31,      THROUGH
                                                  -----------------------    DECEMBER 31,
                                                     2000         1999           1998
                                                  ----------    ---------    ------------
Net loss:
  As reported...................................  $(828,650)    $(66,229)       $   (2)
  Pro forma.....................................   (883,096)     (68,923)           (2)
Loss per common share, basic and diluted:
  As reported...................................      (3.67)       (2.22)        (0.04)
  Pro forma.....................................      (3.91)       (2.31)        (0.04)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2000 and 1999, and the period from December 24, 1998, through December 31, 1998, respectively: risk-free interest rates of 6.5%, 5.5%, and 4.8%; expected volatility of 46.9%, 43.8% and 43.7%; and expected lives of 10 years. The valuations assume no dividends are paid.

16. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, were $14.2 million, $11.2 million and $70, respectively. As of December 31, 2000, future minimum lease payments are as follows:

YEAR                                                          AMOUNT
----                                                          -------
2001........................................................  $11,077
2002........................................................    7,557
2003........................................................    5,242
2004........................................................    4,101
2005........................................................    3,173
Thereafter..................................................   10,364

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, was $31.6 million, $14.3 million and $137, respectively.

Litigation

     The Company is a party to lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, and taking into account recorded liabilities, the outcome of these lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Redeemable Securities

     In connection with the acquisitions of Rifkin, Falcon, and Bresnan, sellers who acquired Charter Holdco membership units or, in the case of Bresnan, additional equity interests in a subsidiary of Charter Holdings, and the Helicon sellers who acquired shares of Class A common stock in Charter's initial public offering may have rescission rights against Charter and Charter Holdco arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of these equity interests. Accordingly, the maximum potential cash obligation related to the rescission rights, estimated at $1.1 billion as of December 31, 2000 (see Note 21), has been excluded from shareholders' equity or minority interest and classified as "redeemable securities" on the consolidated balance sheet. One year after the dates of issuance of these equity interests (when these possible rescission rights will have expired), the Company will reclassify the respective amounts to shareholders' equity or minority interest, as applicable. Certain of these rescission rights expired during the year ended December 31, 2000, and were reclassified to minority interest and equity, as applicable.

Regulation in the Cable Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. During 2000 and 1999, the amounts refunded by the Company have been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. As of December 31, 2000, approximately 17% of the Company's local franchising authorities are certified to regulate basic tier rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

17. EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) Plans totaling $6.1 million, $2.9 million and $20 for the years ended December 31, 2000 and 1999, and for the period from December 24, 1998, through December 31, 1998, respectively.

18. RECENTLY ISSUED ACCOUNTING STANDARDS:

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Adoption of these new accounting standards is expected to result in a cumulative effect of a change in accounting principle that increases net loss by approximately $23.9 million.

19. PARENT COMPANY ONLY FINANCIAL STATEMENTS:

     As the result of limitations on and prohibition of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter, the parent company. The following parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $      465    $   19,369
Other current assets........................................         464           694
Investment in Charter Holdco................................   4,227,531     3,762,016
Notes receivable from Charter Holdco........................     750,000            --
                                                              ----------    ----------
                                                              $4,978,460    $3,782,079
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.........................................  $       --    $    9,175
Payables to related party...................................         929        10,888
Convertible Notes...........................................     750,000            --
Redeemable securities.......................................   1,104,327       750,937
Shareholders' equity........................................   3,123,204     3,011,079
                                                              ----------    ----------
          Total liabilities and shareholders' equity........  $4,978,460    $3,782,079
                                                              ==========    ==========

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                     PERIOD FROM
                                                                                     DECEMBER 24,
                                                                                        1998,
                                                          YEAR ENDED DECEMBER 31,      THROUGH
                                                          -----------------------    DECEMBER 31,
                                                             2000         1999           1998
                                                          ----------    ---------    ------------
                                                                  (DOLLARS IN THOUSANDS)
REVENUES
Interest income.........................................  $   9,222     $    570
Management fees.........................................      4,957          716          --
                                                          ---------     --------         ---
          Total revenues................................     14,179        1,286          --
EXPENSES
Equity in losses of Charter Holdco......................   (828,650)     (66,229)         (2)
General and administrative expenses.....................     (4,957)        (716)         --
Interest expense........................................     (9,222)        (570)         --
                                                          ---------     --------         ---
          Total expenses................................   (842,829)     (67,515)         (2)
                                                          ---------     --------         ---
  Net loss..............................................  $(828,650)    $(66,229)        $(2)
                                                          =========     ========         ===

                          CHARTER COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                        PERIOD FROM
                                                                                        DECEMBER 24,
                                                                                           1998,
                                                            YEAR ENDED DECEMBER 31,}      THROUGH
                                                            -------------------------   DECEMBER 31,
                                                               2000          1999           1998
                                                            ----------   ------------   ------------
                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  $(828,650)   $   (66,229)       $(2)
  Equity in losses of Charter Holdco......................    828,650         66,229          2
  Change in assets and liabilities........................    (18,904)        19,369
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in and receivables from Charter Holdco.......   (750,000)    (3,290,436)        --
  Payment for acquisition.................................         --       (258,434)        --
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Class B common stock to Mr. Allen...........         --            950
  Net proceeds from initial public offering of common
     stock................................................         --      3,547,920         --
Borrowing from convertible notes..........................    750,000             --         --
                                                            ---------    -----------        ---
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......    (18,904)        19,369         --
CASH AND CASH EQUIVALENTS, beginning of period............     19,369             --         --
                                                            ---------    -----------        ---
CASH AND CASH EQUIVALENTS, end of period..................  $     465    $    19,369        $--
                                                            =========    ===========        ===

20.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

YEAR ENDED DECEMBER 31, 2000:          FIRST           SECOND          THIRD           FOURTH
-----------------------------       ------------    ------------    ------------    ------------
  Revenues........................  $    721,604    $    794,780    $    838,961    $    893,877
  Loss from operations............      (224,273)       (241,047)       (237,337)       (268,777)
  Loss before minority interest...      (449,620)       (494,136)       (523,464)       (587,725)
  Net loss........................      (180,714)       (196,821)       (210,018)       (241,097)
  Basic and diluted loss per
     common share.................         (0.81)          (0.89)          (0.93)          (1.03)
  Weighted-average shares
     outstanding..................   221,917,083     222,089,746     224,965,289     233,738,668

YEAR ENDED DECEMBER 31, 1999:          FIRST           SECOND          THIRD           FOURTH
-----------------------------       ------------    ------------    ------------    ------------
  Revenues........................  $    160,955    $    308,038    $    376,189    $    583,062
  Loss from operations............       (31,792)        (39,775)        (38,296)        (76,572)
  Loss before minority interest...       (83,175)       (140,930)       (164,153)       (250,578)
  Net loss........................           (33)            (57)            (35)        (66,104)
  Basic and diluted loss per
     common share.................         (0.67)          (1.13)          (0.70)          (0.56)
  Weighted-average shares
     outstanding..................        50,000          50,000          50,000     118,124,333

21.  SUBSEQUENT EVENTS:

     In January 2001, Issuers issued the January 2001 Charter Holdings Notes with an aggregate principal amount at maturity of $2.075 billion. The January 2001 Charter Holdings Notes are comprised of $900.0 million 10.75% Senior Notes due 2009, $500.0 million 11.125% Senior Notes due 2011, and $350.6 million of 13.5% Senior Discount Notes due 2011 with a principal amount at maturity of $675.0 million. The net proceeds were approximately $1.72 billion, after giving effect to discounts, commissions and expenses. Charter Holdings used all the net proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, and for general corporate purposes.

     In February 2001, all of the remaining possible rescission rights with a maximum potential obligation of $1.1 billion expired without these parties requesting repurchase of their securities (see Note 16).

     In February 2001, the Company entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that will result in a net addition of approximately 512,000 customers (unaudited) for the Charter cable systems. In the pending AT&T transactions, the Company expects to acquire cable systems from AT&T Broadband serving approximately 574,000 customers (unaudited) in Missouri, Alabama, Nevada and California for a total of $1.79 billion. A portion of the purchase price will consist of Charter cable systems valued at $249.0 million serving approximately 62,000 customers (unaudited) in Florida. Of the balance of the purchase price, up to $501.5 million will be paid in Class A common stock and the remainder will be paid in cash. Charter Holdings and Charter Communications Holdings Capital Corporation have a commitment for a bridge loan from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit Partners LP for temporary financing of the cash portion of the purchase price. The Company expects to obtain permanent financing through one or more debt or equity financing transactions or a combination thereof. The acquisition transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Properties Holdings, LLC:

     We have audited the accompanying consolidated statements of operations, changes in shareholder's investment and cash flows of Charter Communications Properties Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Charter Communications Properties Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              PERIOD FROM
                                                               JANUARY 1,
                                                                 1998,
                                                                THROUGH
                                                              DECEMBER 23,
                                                                  1998
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
REVENUES....................................................   $  49,731
                                                               ---------
OPERATING EXPENSES:
  Operating, general and administrative.....................      25,952
  Depreciation and amortization.............................      16,864
  Corporate expense allocation -- related party.............       6,176
                                                               ---------
                                                                  48,992
                                                               ---------
  Income from operations....................................         739
                                                               ---------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (17,277)
  Interest income...........................................          44
  Other, net................................................        (728)
                                                               ---------
                                                                 (17,961)
                                                               ---------
     Net loss...............................................   $ (17,222)
                                                               =========

  The accompanying notes are an integral part of this consolidated statement.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S INVESTMENT

                                                  COMMON      PAID-IN    ACCUMULATED
                                                   STOCK      CAPITAL      DEFICIT       TOTAL
                                                 ---------    -------    -----------    --------
                                                             (DOLLARS IN THOUSANDS)
BALANCE, January 1, 1998.......................               $ 5,900     $ (7,875)     $ (1,975)
  Capital contributions........................         --     10,800           --        10,800
  Net loss.....................................         --         --      (17,222)      (17,222)
                                                 ---------    -------     --------      --------
BALANCE, December 23, 1998.....................               $16,700     $(25,097)     $ (8,397)
                                                 =========    =======     ========      ========

  The accompanying notes are an integral part of this consolidated statement.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 PERIOD FROM
                                                              JANUARY 1, 1998,
                                                                   THROUGH
                                                              DECEMBER 23, 1998
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $ (17,222)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................         16,864
     Noncash interest expense...............................            267
     Gain on disposal of property, plant and equipment......            (14)
  Changes in assets and liabilities, net of effects from
     acquisition --
     Receivables............................................             10
     Prepaid expenses and other.............................           (125)
     Accounts payable and accrued expenses..................         16,927
     Payables to manager of cable systems -- related
      party.................................................          5,288
     Other operating activities.............................            569
                                                                  ---------
          Net cash provided by operating activities.........         22,564
                                                                  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................        (15,364)
  Payment for acquisition, net of cash acquired.............       (167,484)
  Other investing activities................................           (486)
                                                                  ---------
          Net cash used in investing activities.............       (183,334)
                                                                  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        217,500
  Repayments of long-term debt..............................        (60,200)
  Capital contributions.....................................          7,000
  Payments for debt issuance costs..........................         (3,487)
                                                                  ---------
          Net cash provided by financing activities.........        160,813
                                                                  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................             43
CASH AND CASH EQUIVALENTS, beginning of period..............            626
                                                                  ---------
CASH AND CASH EQUIVALENTS, end of period....................      $     669
                                                                  =========
CASH PAID FOR INTEREST......................................      $   7,679
                                                                  =========

  The accompanying notes are an integral part of this consolidated statement.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Charter Communications Properties Holdings, LLC (CCPH), a Delaware limited liability company, formerly Charter Communications Properties Holdings, Inc., through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995. Prior to February 19, 1999, CCPH was wholly owned by Charter Investment, Inc. (Charter Investment).

     Effective December 23, 1998, as part of a series of transactions, through which Paul G. Allen acquired Charter Investment, Mr. Allen acquired CCPH for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, CCPH was converted from a corporation to a limited liability company. Also, in conjunction with the Paul Allen Transaction, Charter Investment for fair value acquired from unrelated third parties all of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings, Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings was a wholly owned subsidiary of Charter Investment. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     The accompanying consolidated financial statements include the accounts of CCPH and CCP, its wholly owned cable operating subsidiary (collectively, the "Company"). The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter Investment prior to December 23, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................   3-15 years
Buildings and leasehold improvements........................   5-15 years
Vehicles and equipment......................................    3-5 years

     For the period from January 1, 1998, through December 23, 1998, depreciation expense was $6.2 million.

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises.

     Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

Other Assets

     Debt issuance costs are being amortized to interest expense using the effective interest method over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 23, 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

Income Taxes

     The Company filed a consolidated income tax return with Charter Investment. Income taxes were allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter Investment.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION:

     In 1998, the Company acquired a cable system for an aggregate purchase price, net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to the seller. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207.6 million and is included in franchises.

     The above acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase price was allocated to tangible and intangible assets based on estimated fair values at the acquisition date.

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                 PERIOD FROM
                                                              JANUARY 1, 1998,
                                                                   THROUGH
                                                              DECEMBER 23, 1998
                                                              -----------------
                                                                 (UNAUDITED)
Revenues....................................................      $ 67,007
Loss from operations........................................        (7,097)
Net loss....................................................       (24,058)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had the transaction been completed as of the assumed date or which may be obtained in the future.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows:

                                                                 PERIOD FROM
                                                              JANUARY 1, 1998,
                                                                   THROUGH
                                                              DECEMBER 23, 1998
                                                              -----------------
Balance, beginning of period................................       $   52
  Acquisition of system.....................................           96
  Charged to expense........................................        1,122
  Uncollected balances written off, net of recoveries.......         (778)
                                                                   ------
Balance, end of period......................................       $  492
                                                                   ======

5. INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     No current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

6. RELATED-PARTY TRANSACTIONS:

     Charter Investment provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437 for the period from January 1, 1998, through December 23, 1998. All other costs incurred by Charter Investment on behalf of the Company are expensed in the accompanying consolidated financial statements and are included in corporate expense allocations related party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.

     Charter Investment utilized a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2.4 million aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

     The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter Investment and the Company. For the period from January 1, 1998, through December 23, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment on behalf of the Company.

7. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $278.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $421.

Litigation

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television

Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

8. EMPLOYEE BENEFIT PLANS:

401(k) Plan

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on or before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74.0 for the period from January 1, 1998, through December 23, 1998.

Appreciation Rights Plan

     Certain employees of Charter participated in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permitted Charter Investment to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement.

The appreciation rights entitled the participants to receive payment, upon termination or change in control of Charter Investment, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value was based on adjusted equity, as defined in the Plan. Deferred compensation expense was based on the appreciation value since the grant date and was being amortized over the vesting period.

     As a result of the acquisition of Charter Investment by Mr. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter Investment in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. The Company considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation-related party and increased shareholder's investment for the cost of this plan.

9. ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133, has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements nor has determined the timing of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

Please mark -- your votes as indicated in this example, using dark ink only [X]

1. ELECTION OF DIRECTOR:

          NOMINEE: Ronald L. Nelson

          FOR NOMINEE               WITHHOLD AUTHORITY TO VOTE FOR NOMINEE
                  [ ]                                                    [ ]

2. APPROVAL OF CHARTER COMMUNICATIONS, INC. 2001 STOCK INCENTIVE PLAN

          FOR APPROVAL               WITHHOLD AUTHORITY TO VOTE FOR APPROVAL
                  [ ]                                                    [ ]

3. RATIFICATION OF CHARTER COMMUNICATIONS 1999 OPTION PLAN

          FOR RATIFICATION       WITHHOLD AUTHORITY TO VOTE FOR RATIFICATION
                  [ ]                                                    [ ]

4. Check here if you consent to have the Annual Report, Proxy Statement and Notice of Meeting delivered to you via the Internet rather than through the mail for all future meetings. [ ]

5. Check here if you plan to attend the ANNUAL MEETING. [ ]

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEE, FOR APPROVAL OF THE CHARTER COMMUNICATIONS, INC. 2001 STOCK INCENTIVE PLAN AND FOR RATIFICATION OF THE CHARTER COMMUNICATIONS 1999 OPTION PLAN.

The undersigned hereby acknowledges receipt of Notice of the Annual Meeting and accompanying Proxy Statement and 2000 Financial Report dated May 1, 2001.

Signature(s):                                                Date:
----------------------------------------------
----------------
NOTE: Please sign exactly as your name appears hereon. When shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing on behalf of a corporation or partnership, the person signing must be an authorized signer and must state the capacity in which he or she is signing on behalf of the corporation or partnership.

--------------------------------------------------------------------------------

                            * FOLD AND DETACH HERE *

                                ADMISSION TICKET

This is your ticket of admission to the Annual Meeting of Shareholders of Charter Communications, Inc., to be held at The Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington, on Wednesday, June 6, 2001, at 10:00 A.M., Pacific Daylight Time.

If you plan to attend the meeting, check box number 5 on the proxy form. Please detach this card and bring it with you to the meeting for presentation at the door. You will not be admitted if you do not have a ticket.

PLEASE NOTE: -- Cameras and recording devices are not permitted at the Annual
             Meeting.

             -- You may be asked to present valid picture identification, such as a driver's license, in addition to your admission ticket, in order to be admitted to the meeting.

This ticket will admit the shareholder(s) whose name(s) appear(s) below, and is non-transferable.

PLEASE ADMIT:

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                          CHARTER COMMUNICATIONS LOGO

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Jerald L. Kent, with power of substitution, as the true and lawful attorney in fact, agent and proxy of the undersigned at the Annual Meeting of Shareholders of Charter Communications, Inc. to be held on June 6, 2001, commencing at 10:00 A.M., Pacific Daylight Time, at The Meydenbauer Center, 11100 NE Sixth Street, Bellevue, Washington and at any and all adjournments of said meeting, to vote all the shares of the Class A Common Stock of the company held of record by the undersigned at the close of business on April 10, 2001.

     THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED, OR IF NO DIRECTION IS GIVEN WILL BE VOTED FOR THE NAMED DIRECTOR NOMINEE, FOR RATIFICATION OF THE CHARTER COMMUNICATIONS 1999 OPTION PLAN AND FOR APPROVAL OF THE CHARTER COMMUNICATIONS, INC. 2001 STOCK INCENTIVE PLAN AND WILL BE VOTED IN THE DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

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                             *FOLD AND DETACH HERE*

                          CHARTER COMMUNICATIONS LOGO

                                ADMISSION TICKET

                          CHARTER COMMUNICATIONS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 6, 2001
                        10:00 A.M. PACIFIC DAYLIGHT TIME
      THE MEYDENBAUER CENTER, 11100 NE SIXTH STREET, BELLEVUE, WASHINGTON

                      YOU WILL NEED TO PRESENT THIS TICKET
                         AT THE REGISTRATION DESK TO BE
                        ADMITTED TO THE ANNUAL MEETING.

NON-TRANSFERABLE